Exhibit 10.2

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

EXECUTION VERSION

GLOBAL COLLABORATION AGREEMENT

by and between

ASTRAZENECA LP

and

THE MEDICINES COMPANY

Dated as of April 25, 2012

TABLE OF CONTENTS

GLOBAL COLLABORATION AGREEMENT    1
ARTICLE I - DEFINITIONS    1
1.1.    Definitions    1
1.2.    Construction    11
ARTICLE II - GLOBAL COLLABORATION    11
2.1.    Appointment of Alliance Managers    11
2.2.    Joint Development and Regulatory Committee    11
2.3.    Joint Commercialization Committee    12
2.4.    Other Rules Applicable to Committees    12
ARTICLE III -ENGAGEMENT    14
3.1.    Engagement of MDCO    14
3.2.    Conduct by MDCO    14
3.3.    Conduct by AstraZeneca    14
ARTICLE IV - COMPANY AGREEMENT ACTIVITIES    15
4.1.    Product Promotion    15
4.2.    Sales Force Composition    15
4.3.    Sales Force Incentives    15
4.4.    Coordination with AstraZeneca    16
4.5.    Promotional Materials    16
4.6.    Statements about the Product    17
4.7.    Requests for Medical Information    17
4.8.    Compliance with Laws and Policies    18
4.9.    Sales Meetings    19
4.10.    Performance Reporting by MDCO    19
4.11.    Performance Reporting by AstraZeneca    20
4.12.    Other Information    20
4.13.    Information Technology    21
4.14.    Orders for Product; Terms of Sale    21
4.15.    No Samples    21
4.16.    Cost of MDCO Agreement Activities    21
ARTICLE V - TRAINING    21
5.1.    Training Programs    21
5.2.    Training Expenses    22
5.3.    Return of Training Materials    22
ARTICLE VI - RECORDS AND AUDITS    22
6.1.    Records    22
6.2.    Performance Audits    22
6.3.    Compliance Audits    23
ARTICLE VII - payments    23
7.1.    Contract Quarter Detail Fee    23
7.2.    Additional Payments    23
7.3.    Payment Method    26
ARTICLE VIII - [INTENTIONALLY DELETED]    26
ARTICLE IX - ADVERSE REACTION REPORTING AND OTHER REGULATORY MATTERS    26
9.1.    Regulatory Reporting    26
9.2.    Threatened Agency Action    28

ARTICLE X - RETURNED/RECALLED PRODUCT    28
10.1.    Returned Product    28
10.2.    Recalled Product    29
ARTICLE XI - INDEPENDENT CONTRACTOR STATUS OF COMPANY AND THE SALES FORCE    29
11.1.    Independent Contractor Status    29
11.2.    No AstraZeneca Benefits    29
11.3.    No Recruitment    30
ARTICLE XII - BUSINESS ETHICS    30
12.1.    Business Ethics.    30
12.2.    Compliance Program    31
12.3.    Compliance Certificate    31
12.4.    Obligation to Notify.    31
12.5.    Breach by Respective Party Representative.    31
12.6.    Termination for Non-Compliance    32
12.7.    Responsibility for Compliance.    32
12.8.    Compliance With Anti-Corruption Policies    32
ARTICLE XIII - CONFIDENTIALITY    32
13.1.    Confidential Information    32
13.2.    Exceptions to Confidentiality    33
13.3.    Residual Knowledge and Inadvertent Disclosure    33
13.4.    Authorized Disclosure    34
13.5.    Notification    34
13.6.    Return or Destruction of Confidential Information    34
13.7.    Remedies    35
13.8.    Press Release    35
ARTICLE XIV - TRADEMARKS AND OTHER RIGHTS    35
14.1.    Product Trademarks    35
14.2.    No Ownership or Rights in the Product Trademarks or Copyrights    36
14.3.    Trademark and Copyright Maintenance    36
14.4.    Trademark or Copyright Infringement    36
14.5.    Other Rights    37
ARTICLE XV - WARRANTIES; INDEMNITIES; INSURANCE    37
15.1.    Representations, Warranties and Covenants    37
15.2.    Indemnification by AstraZeneca    38
15.3.    Indemnification by MDCO    38
15.4.    Indemnification Procedure    39
15.5.    Limitation on Damages    41
15.6.    Limitation on Liability    41
15.7.    Insurance    41
ARTICLE XVI - TERM AND TERMINATION    41
16.1.    Term    41
16.2.    Termination    42
16.3.    Effect of Expiration or Termination    44
16.4.    Accrued Rights; Surviving Obligations    45
16.5.    Return of All Materials    45
ARTICLE XVII - MISCELLANEOUS    45
17.1.    Dispute Resolution; Governing Law; Jurisdiction, Venue and Service    45
17.2.    Force Majeure    46
17.3.    Waiver and Non-Exclusion of Remedies    47
17.4.    Notices    47
17.5.    Entire Agreement    48

17.6.    Successors and Assigns    48
17.7.    Counterparts; Facsimile Execution    49
17.8.    Severability; Blue Pencil    49
17.9.    Expenses    49
17.10.    Further Assurances    49
17.11.    Construction    50
17.12.    No Joint Venture    50
17.13.    No Third Party Beneficiaries    50

Exhibit A-1    AstraZeneca Anti-Bribery and Anti-Corruption Policy
Exhibit A-2    AstraZeneca External Interactions Policy
Exhibit B    MDCO Anti-Bribery and Anti-Corruption Policy
Exhibit C    MDCO Policies
Exhibit D    [Intentionally deleted.]
Exhibit E    Collaboration Product Development Plan
Exhibit F    Minimum Qualifications
Exhibit G    Existing Promotional Materials
Exhibit H    Sales Force Training Program
Exhibit I    Form of Compliance Certificate

Schedule 4.8(f)(1)     Form of Third Party Personnel Notification Letter
Schedule 4.8(f)(2)    Third Party Response Form

GLOBAL COLLABORATION AGREEMENT
This GLOBAL COLLABORATION AGREEMENT (this “Agreement”) is made as of April 25, 2012 (the “Effective Date”), by and between ASTRAZENECA LP, a Delaware limited partnership (“AstraZeneca”), and THE MEDICINES COMPANY, a Delaware corporation (“MDCO”). Each of AstraZeneca and MDCO is referred to individually as a “Party” and collectively as the “Parties.”
W I T N E S S E T H:
WHEREAS, in the acute ischemic heart disease pathway, AstraZeneca markets the pharmaceutical compound ticagrelor in prescription form under the trademarks Brilinta® (the “Product”) and Brilique® (together with the Product, the “Ticagrelor Product”) worldwide and MDCO markets the pharmaceutical compound bivalirudin in prescription form under the trademarks Angiomax® and Angiox® (the “Bivalirudin Product”) in certain countries and is developing the pharmaceutical compound cangrelor (the “Cangrelor Product”);
WHEREAS, the Parties desire to collaborate to develop and commercialize the Ticagrelor Product, the Bivalirudin Product, and the Cangrelor Product (collectively, the “Collaboration Products”) worldwide, all on the terms set forth herein; and
WHEREAS, AstraZeneca desires to engage MDCO to Promote (as defined herein) the Product in the Territory (as defined herein) to interventional cardiologists and other Target Hospital Personnel (as defined herein), and MDCO desires to accept such engagement.
NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants of the Parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I	- DEFINITIONS

1.1.Definitions. Unless specifically set forth to the contrary herein, the following terms shall have their indicated meanings when used in this Agreement:

(a)“Act” means the Federal Food, Drug, and Cosmetic Act, as amended, and the rules, regulations, guidances, guidelines and requirements of the FDA as may be in effect from time to time.

(b)“Adverse Event” means the development of an undesirable medical condition or the deterioration of a pre-existing medical condition following or during exposure to the Product, whether or not considered causally related to the Product, the exacerbation of any pre-existing condition(s) occurring following or during the use of the Product, or any other adverse experience or adverse drug experience described in the FDA's Investigational New Drug safety reporting and New Drug Application post-marketing reporting regulations, 21 C.F.R. 312.32 and 314.80, respectively, as they may be amended from time to time. For purposes of this Agreement, “undesirable medical condition” shall include symptoms (e.g., nausea, chest pain), signs (e.g., tachycardia, enlarged liver) or the abnormal results of an investigation (e.g., laboratory findings, electrocardiogram), including unfavorable side effects, toxicity, injury, overdose, sensitivity reactions or failure of the Product to exhibit its expected pharmacologic/biologic effect.

(c)“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such first (1st) Person.

(d)“Agency” means any governmental or regulatory authority in the Territory.

(e)“Agreement” has the meaning ascribed to such term in the Preamble.

(f)“Alliance Manager” has the meaning ascribed to such term in Section 2.1.

(g)“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable anti-corruption laws.

(h)“Anti-Corruption Policies” means (i) with respect to AstraZeneca, collectively (A) the AstraZeneca Anti-Bribery and Anti-Corruption Policy, a copy of which has been previously provided to MDCO, listed in Exhibit A-1 (AstraZeneca Anti-Bribery and Anti-Corruption Policy) to this Agreement and (B) those portions of the AstraZeneca External Interactions Policy concerning anti-bribery and anti-corruption matters, a copy of which has been previously provided to MDCO, listed in Exhibit A-2 (AstraZeneca External Interactions Policy) to this Agreement (attached in its entirety, notwithstanding the fact that only certain sections apply in accordance with the provisions of this subsection), in each case ((A) and (B)) as the same may be amended, modified or supplemented from time to time as notified by AstraZeneca to MDCO; (ii) with respect to MDCO, the anti-bribery and anti-corruption policy of MDCO, a copy of which has been previously provided to AstraZeneca, listed in Exhibit B (MDCO Anti-Bribery and Anti-Corruption Policy) to this Agreement; and with respect to each Third Party that AstraZeneca engages after the Effective Date to Promote the Product, the anti-bribery and anti-corruption policies of such Third Party; provided however, that such policies shall be at least as restrictive as the policies described in clause (i) of this definition.

(i)“Applicable Law” means (i) all applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of all Agencies, that may be in effect in the Territory from time to time during the Term, including the Act, the PDMA and Employment Law, (ii) the American Medical Association Guidelines on Gifts to Physicians from Industry, (iii) the PhRMA Code on Interactions with Healthcare Professionals, and (iv) any requirement of action as directed by court order.

(j)“AstraZeneca” has the meaning ascribed to such term in the Preamble.

(k)“AstraZeneca Cangrelor Product Territory” means the “Excluded Countries” as such term is defined in the License Agreement.

(l)“AstraZeneca CIA” means the Corporate Integrity Agreement between the Office of Inspector General of the U.S. Department of Health and Human Services and AstraZeneca Pharmaceuticals LP and AstraZeneca dated May 27, 2010 to which AstraZeneca and its Affiliates are subject, as it may be amended from time to time.

(m)“AstraZeneca Indemnitees” has the meaning ascribed to such term in Section 15.3.

(n) “Bivalirudin Product” has the meaning ascribed to such term in the preamble hereto.

(o)“Cangrelor Product” has the meaning ascribed to such term in the preamble hereto.

(p)“Change of Control” shall be deemed to have occurred if any of the following occurs after the Effective Date:

(i)any Competitor is or becomes the “beneficial owner” (as defined below) of securities of MDCO representing more than fifty percent (50%) of the voting power of the then outstanding securities of MDCO with respect to the election of directors of MDCO; or

(ii)MDCO enters into a merger, consolidation or similar transaction with any Competitor in which MDCO is not the surviving entity in such transaction; or

(iii)MDCO enters into a merger, consolidation or similar transaction with any Competitor in which MDCO is the surviving entity in such transaction but (A) the members of the Board of Directors of MDCO immediately prior to such transaction constitute less than fifty percent (50%) of the members of the Board of Directors of MDCO following such transaction or (B) the Persons who beneficially owned the outstanding voting securities of MDCO immediately prior to such transaction cease to beneficially own securities of MDCO representing at least fifty percent (50%) of the voting power of the then outstanding securities of MDCO with respect to the election of directors immediately after such transaction in substantially the same proportions as their ownership of securities of MDCO immediately prior to such transaction; or

(iv)MDCO sells to any Competitor, in one or more related transactions, properties or assets (A) representing more than fifty percent (50%) of MDCO's consolidated total assets or (B) from which more than fifty percent (50%) of MDCO's consolidated operating income for its most recent fiscal year was derived; or

(v)the holders of capital stock of MDCO approve a plan or proposal for the liquidation or dissolution of MDCO.

For the purpose of this definition of Change of Control, (a) a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (b) the terms “beneficially owned” and “beneficially own” shall have meanings correlative to that of “beneficial owner.”

(q)“Change of Control Date” has the meaning ascribed to such term in Section 16.2(e).

(r)“Collaboration Confidential Information” means any Confidential Information disclosed by or on behalf of the Disclosing Party in a Committee meeting or otherwise under or in connection with performing its obligations under Article II.

(s)“Collaboration Products” has the meaning ascribed to such term in the preamble hereto.

(t)“Collaboration Recipients” has the meaning set forth in Section 13.1(b)

(u)“Collaboration Regions” has the meaning ascribed to such term in Section 2.3(a).

(v)“Commercially Reasonable Efforts” means, with respect to each Party, those efforts that are consistent with Applicable Law and with industry standards and practices followed by pharmaceutical companies with resources and expertise similar to those of such Party in the Territory with respect to their pharmaceutical products with a potential market comparable to that of the Product.

(w)“Committee” has the meaning ascribed to such term in Section 2.4(a).

(x)“Competing Product” means an orally administered pharmaceutical product that is a platelet aggregation inhibitor.

(y)“Competitor” means, as of any Change of Control Date, (i) any company that is in the top ten (10) companies ranked by worldwide pharmaceutical sales in the then most recently completed calendar year for which such ranking is readily available from Hoover's or such other source as may be agreed by the Parties, (ii) any of [**]; and (iii) any Affiliate, successor or assign of any company specified in the foregoing clauses (i) and (ii).

(z) “Compliance Provisions (AB/AC)” or “Compliance Provisions (Anti-Bribery/Anti-Corruption”) means those undertakings of the Parties set forth in Sections 12.1 and 12.2.

(aa)“Compliance Records” has the meaning ascribed to such term in Section 6.3.

(bb)“Confidential Information” means any and all information or material, that, at any time before or after the Effective Date has been or is provided, communicated or otherwise made known to the Receiving Party or its Affiliates, whether orally, visually, electronically, in writing, or in any other form now known or hereafter invented, by or on behalf of the Disclosing Party pursuant to this Agreement or in connection with the transactions contemplated hereby or any discussions or negotiations with respect thereto; any data, ideas, concepts or techniques contained therein; and any modifications thereof or derivations therefrom.

(cc)    “Contract Quarter” means each successive period of three (3) consecutive calendar months commencing on January 1, April 1, July 1 and October 1; provided, however, that the last Contract Quarter hereunder shall end on the last day of the Detailing Term and, for the avoidance of doubt, the first Contract Quarter hereunder shall commence on the Detailing Commencement Date.

(dd)    “Contract Quarter Detail Fee” has the meaning ascribed to such term in Section 7.1.

(ee)    “Contract Year” means each successive period of twelve (12) consecutive calendar months commencing on January 1; provided, however, that the last Contract Year hereunder shall end on the last day of the Detailing Term and, for the avoidance of doubt, the first Contract Year hereunder shall commence on the Detailing Commencement Date.

(ff)    “Control” and, with correlative meanings, the terms “Controlled by” and “under common Control with,” means (i) the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, resolution, regulation or otherwise or (ii) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

(gg)    “Detail” means that part of an in person, face-to-face sales call during which a Representative makes a presentation of the Product to Target Hospital Personnel, such that the relevant characteristics of the Product are described by the Representative in a fair and balanced manner consistent with the requirements of this Agreement and Applicable Law and in a manner that is customary in the pharmaceutical industry in the Territory for the purpose of Promoting a prescription pharmaceutical product. For the avoidance of doubt, the following shall not constitute a “Detail”: (i) any activities performed by medical information scientists, market development specialists, managed care account directors and other personnel who are not conducting face-to-face sales calls; (ii) e-details or (iii) presentations made at conventions or to any group of more than [**] Target Hospital Personnel. When used as a verb, “Detail” and “Detailing” means to perform and performing a Detail, respectively.

(hh)    “Detailing Commencement Date” means on or before May 14, 2012.

(ii)    “Detailing Term” means the period commencing on the Detailing Commencement Date and ending upon the expiration or earlier termination of this Agreement.

(jj)    “Disclosing Party” means the Party disclosing Confidential Information.

(kk)    “Effective Date” has the meaning ascribed to such term in the Preamble.

(ll)    “Employment Law” means all federal, state, or local statutes, laws, ordinances, regulations or guidelines relating to (i) employment, (ii) safety and health, or (iii) the withholding and payment of required taxes with respect to employees.

(mm)    “FDA” means the United States Food and Drug Administration and any successor agency having substantially the same functions.

(nn)    “Field Alert” has the meaning ascribed to such term in Section 9.1(e).

(oo)    “Force Majeure” has the meaning ascribed to such term in Section 17.2.

(pp)    “Fourth Year Termination Fee” has the meaning ascribed to such term in Section 16.3(c).

(qq)    “Generic Version” has the meaning ascribed to such term in Section 16.2(f).

(rr)    “Government Official” means any individual employed by or acting on behalf of a government, government-controlled entity or public international organization; any political party, party official or candidate; any individual who holds or performs the duties of an appointment, office or position created by custom or convention; or any individual who holds himself out to be the authorized intermediary of any of the foregoing.

(ss)    “Indemnification Claim Notice” has the meaning ascribed to such term in Section 15.4(a).

(tt)    “Indemnified Party” has the meaning ascribed to such term in Section 15.4(a).

(uu)    “Indemnifying Party” has the meaning ascribed to such term in Section 15.4(a).

(vv)    “Independent Program” has the meaning ascribed to such term in Section 13.3.

(ww)    “Initial Executives” has the meaning set forth in Section 17.1(a).

(xx)    “Initial Generic Period” has the meaning ascribed to such term in Section 16.2(f).

(yy)    “Initial Term” has the meaning ascribed to such term in Section 16.1.

(zz)    “JCC” has the meaning ascribed to such term in Section 2.3(a).

(aaa)    “JDRC” has the meaning ascribed to such term in Section 2.2(a).

(bbb)    “LIBOR” means the London Interbank Offered Rate for deposits in U.S. dollars having a maturity of one (1) month published by the British Bankers' Association, as adjusted from time to time on the first (1st) London business day of each month.

(ccc)    “License Agreement” means the License Agreement, dated December 18, 2003 between AstraZeneca AB and MDCO, as amended.

(ddd)    “Losses” has the meaning ascribed to such term in Section 15.2.

(eee)    “MDCO” has the meaning ascribed to such term in the Preamble.

(fff)    “MDCO Agreement Activities” means providing Details to Target Hospitals by the Sales Force in the Territory in accordance with the terms hereof.

(ggg)    “MDCO Cangrelor Product Territory” means the “Territory” as such term is defined in the License Agreement

(hhh)    “MDCO Incentive Compensation Plan” means MDCO's incentive compensation plan for the Sales Force.

(iii)    “MDCO Indemnitees” has the meaning ascribed to such term in Section 15.2.

(jjj)    “MDCO Policies” means MDCO's pharmaceutical Promotion policies, as amended from time to time by MDCO. The MDCO Policies in effect as of the Effective Date, copies of which have been previously provided to AstraZeneca, are listed in Exhibit C.

(kkk)    “MDCO Promotion Know-how” means (i) to the extent not generally known, MDCO's expertise, skill, practice, marketing or sales plans and information, financial data, salary and wage information, policies and procedures, and any other information utilized by MDCO in Promoting pharmaceutical products that are owned or otherwise controlled by MDCO prior to the Effective Date, and (ii) to the extent not generally known and to the extent not relating to the Product, MDCO's expertise, skill, practice, marketing or sales plans and information, financial data, salary and wage information, policies and procedures, and any other information utilized or developed by MDCO after the Effective Date, including in Promoting the Product hereunder.

(lll)    “MSL” means a medical science liaison for the Territory or any portion of the Territory employed by MDCO.

(mmm)    “NBRx Target” means, with respect to any Period, the target number of New to Brand Rxs for the Territory with respect to such Period established by AstraZeneca for use in determining the incentive compensation for AstraZeneca's Brilinta brand team for such Period, as the same may be decreased (but not increased) by AstraZeneca from time to time, even after notification to MDCO.

(nnn)    “NDA” means a “New Drug Application” as defined in the Act.

(ooo)    “New To Brand Rxs” with respect to any period, means the number of “New To Brand Rxs” as such term is used in the report entitled “NPA Market Dynamics” by IMS Health Incorporated (or its successor) for the Product for such period or if such report is no longer available, the number associated with a substantially similar term and report mutually agreed to by the Parties.

(ppp)    “Notice” means any notice, demand, waiver, consent, approval, request, report, statement or other communication to either Party permitted or required under this Agreement (other than day-to-day communications necessary between the Parties in performing their duties, in due course, under this Agreement).

(qqq)    “OPDP” means the Office of Prescription Drug Promotion under the FDA and any successor division having substantially the same functions.

(rrr)    “Other Know-how” means all technical knowledge, expertise, skill, practice, market research data, marketing and sales data and any other marketing-related data, proprietary rights, regulatory approvals, discoveries, inventions, improvements, trade secrets, copyrights and processes to the extent not relating to the Product.

(sss)    “Party” and “Parties” have the meanings ascribed to such terms in the Preamble.

(ttt)    “PDMA” means the Prescription Drug Marketing Act of 1987, as amended, and the rules, regulations and guidelines promulgated thereunder and in effect from time to time.

(uuu)    “Period” means Period 1, Period 2, Period 3, Period 4, Period 5, Period 6, Period 7 or Period 8, as applicable.

(vvv)    “Period 1” means the period beginning on the Effective Date and ending on June 30, 2012.

(www)    “Period 2” means the period beginning on [**] and ending on [**].

(xxx)    “Period 3” means the period beginning on [**] and ending on [**].

(yyy)    “Period 4” means the period beginning on [**] and ending on [**].

(zzz)    “Period 5” means the period beginning on [**] and ending on [**].

(aaaa)    “Period 6” means the period beginning on [**] and ending on [**].

(bbbb)    “Period 7” means the period beginning on [**] and ending on [**].

(cccc)    “Period 8” means the period beginning on [**] and ending on [**].

(dddd)    “Person” means any individual, organization or entity, including a government or political subdivision, department or agency of a government.

(eeee)    “PIR” or “Professional Information Request” means any question or request for information about the Product made by any Target Hospital Personnel that (i) warrants a response beyond the understanding or knowledge of a Representative or (ii) is beyond the scope of the Product Labels and Inserts or other Promotional Materials.

(ffff)    “Product” has the meaning ascribed to such term in the Recitals.

(gggg)    “Product Copyrights” means all copyrightable subject matter included in the Product Labels and Inserts, the Promotional Materials and the Product training materials provided by AstraZeneca in accordance with Article V.

(hhhh)    “Product Incentive Compensation” has the meaning ascribed to such term in Section 4.3.

(iiii)    “Product Information” has the meaning ascribed to such term in Section 4.4.

(jjjj)    “Product Know-how” means all technical knowledge, expertise, skill, practice, market research data, marketing and sales data and any other marketing-related data, proprietary rights, regulatory approvals, discoveries, inventions, improvements, trade secrets, copyrights and processes to the extent relating to the Product.

(kkkk)    “Product Labels and Inserts” means (i) any display of written, printed or graphic matter upon the immediate container, outside container, wrapper or other packaging of the Product and (ii) any written, printed or graphic material on or within the package from which the Product is to be dispensed.

(llll)    “Product Quality Complaint” means any and all manufacturing or packaging-related complaints related to the Product, including (i) any complaint involving the possible failure of the Product to meet any of the specifications for the Product and (ii) any dissatisfaction with the design, package or labeling of the Product.

(mmmm)    “Product Trademarks” means (i) the Trademark “Brilinta” and the registrations thereof, (ii) any pending or future Trademark registration applications relating to the Product, (iii) any unregistered Trademark rights relating to the Product as may exist through use, (iv) any current or future modifications or variants of any of the foregoing rights, and (v) any future Trademarks adopted by AstraZeneca or its Affiliates for use in connection with the Product; provided, that AstraZeneca shall promptly notify MDCO of the information set forth in clauses (ii) through (v).

(nnnn)    “Promotion” means any activities undertaken by a pharmaceutical company aimed at encouraging the use of a particular pharmaceutical product, including detailing. When used as a verb, “Promoting” means engaging in such activities and “Promote” and “Promoted” shall have corresponding meanings.

(oooo)    “Promotional Collaboration Information” means any Confidential Information that is not Collaboration Confidential Information. Notwithstanding the definition of Confidential Information, all Promotional Confidential Information to the extent relating to the Product (including Product Information), including information provided by MDCO to AstraZeneca pursuant to Section 4.10 or 9.1 and the Product Know-how, shall be the Promotional Confidential Information of AstraZeneca and not MDCO, and regardless of the Party that discloses such Promotional Confidential Information hereunder, AstraZeneca shall be deemed the Disclosing Party, and MDCO shall be deemed the Receiving Party, with respect to such Promotional Confidential Information. For the avoidance of doubt, all Promotional Confidential Information to the extent relating to pharmaceutical products that are owned or otherwise controlled by MDCO shall be deemed the Promotional Confidential Information of MDCO and not of AstraZeneca.

(pppp)    “Promotional Materials” means all written, printed, electronic or graphic material, other than Product Labels and Inserts, provided by AstraZeneca for use by Representatives during Details.

(qqqq)    “Promotional Recipients” has the meaning set forth in Section 13.1(a).

(rrrr)    “Receiving Party” means the Party receiving Confidential Information.

(ssss)     “Renewal Term” has the meaning ascribed to such term in Section 16.1.

(tttt)    “Representative” means a pharmaceutical sales representative employed by MDCO full-time who Promotes pharmaceutical products for human use in the Territory.

(uuuu)    “Residual Knowledge” has the meaning ascribed to such term in Section 13.3.

(vvvv)    “Respective Party Representatives” means, with respect to each Party, such Party and its Affiliates and its and their respective officers, directors, employees, agents and representatives.

(wwww)    “Rights Transfer Date” has the meaning ascribed to such term in Section 16.2(k).

(xxxx)    “Sales Force” has the meaning ascribed to such term in Section 4.2(a). For clarity, the Sales Force shall not include MSLs or other medical information scientists or liaisons.

(yyyy)    “Sales Force Training Matters” has the meaning ascribed to such term in Section 5.1(a).

(zzzz)    “Senior Executives” has the meaning set forth in Section 17.1(a).

(aaaaa)    “Target Hospital” means each hospital in the Territory identified on the list mutually agreed to by the Parties as of the Effective Date, as such list may be amended from time to time by mutual agreement of the Parties.

(bbbbb)    “Target Hospital Personnel” means (i) any physician, nurse or physician assistant employed by or otherwise affiliated with a Target Hospital or (ii) any other employees of a Target Hospital relevant to the prescribing of the Product.

(ccccc)     “Term” means the Initial Term and any Renewal Terms, collectively.

(ddddd)    “Territory” means the fifty (50) states of the United States of America and the District of Columbia.

(eeeee)    “Third Party” means any Person other than MDCO, AstraZeneca or their respective Affiliates.

(fffff)    “Third Party Claims” has the meaning ascribed to such term in Section 15.2.

(ggggg)    “Third Party Personnel” has the meaning set forth in the AstraZeneca CIA.

(hhhhh)    “Trademark” means any trademark, trade dress, brand mark, trade name, brand name, corporate name, logo, business symbol, Internet domain name or e-mail address, whether or not registered.

(iiiii)    “Turnover” means, with respect to any period, the percentage obtained by dividing (i) the number of members of the Sales Force who were employed on the Sales Force at the beginning of such period and who were not continuously employed on the Sales Force during such period, by (ii) the total number of members constituting the Sales Force at the beginning of such period (it being understood that a person may be employed continuously on the Sales Force during any period in a series of different positions on the Sales Force).

1.2.Construction. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section,” or “Exhibit” refer to the specified Article, Section, or Exhibit of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; and (f) the term “including” or “includes” means “including without limitation” or “includes without limitation” so as to not limit the generality of the preceding term. Unless otherwise stated, references to days shall mean calendar days.

ARTICLE II - GLOBAL COLLABORATION

2.1.Appointment of Alliance Managers. The Parties shall each designate a single person (each, an “Alliance Manager”) who shall oversee contact between the Parties for all matters related to this Agreement and through whom all significant communications (other than regulatory reporting, which shall be governed by Article IX) shall be channeled. The Alliance Managers shall: (a) function as a single point of contact in all substantive communications with the other Party relative to the performance of the MDCO Agreement Activities by MDCO, (b) represent their respective Parties in matters pertaining to the performance of the MDCO Agreement Activities by MDCO and (c) perform any other functions agreed by the Parties. Each Party may replace its Alliance Manager at any time, upon at least one (1) week's prior written notice to the other Party. The initial Alliance Managers shall be:

For MDCO: General Counsel

For AstraZeneca: Senior Director, Alliances, US Business Development

2.2.Joint Development and Regulatory Committee.

(a)The Parties hereby establish a joint development and regulatory committee (the “JDRC”). Subject to the terms and conditions hereof, the JDRC shall be responsible for developing strategies for the global development of the Collaboration Products that are intended to benefit both the Ticagrelor Product and one or more other Collaboration Products. Within three (3) months of the Effective Date, the JDRC shall prepare and deliver a global development plan for the Collaboration Products containing the details set forth in Exhibit E.

(b)Each Party shall appoint two (2) representatives to the JDRC, each of whom must have sufficient experience and seniority within the applicable Party to make decisions arising within the scope of the JDRC's responsibilities. MDCO's representatives initially shall be Vice President, Global Chest Pain Pathway and Vice President, Global Medical, Chest Pain Pathway. AstraZeneca's representatives initially shall be Medical Science Director and Global Project Manager. From time to time, each Party may substitute one or more of its representatives to the JDRC on written notice to the other Party.

(c)For clarity, nothing in this Section 2.2 shall limit MDCO's obligations to perform development activities required by the License Agreement.

2.3.Joint Commercialization Committee2.3.    Joint Commercialization Committee.

(a)The Parties hereby establish a joint commercialization committee (the “JCC”). Subject to the terms and conditions hereof, the JCC shall be responsible for the ongoing evaluation of commercialization opportunities for the Collaboration Products in (i) the European Union, (ii) Asia Pacific, and (iii) Latin America (the “Collaboration Regions”). Within three (3) months of the Effective Date, the JCC shall prepare and deliver the terms for proposed collaborations on a Collaboration Product by Collaboration Product and country by country basis in the Collaboration Regions. The JCC shall establish subcommittees, which shall include representatives of each Party, for the evaluation of commercialization opportunities for each of the Collaboration Products in each of the Collaboration Regions.

(b)Each Party shall appoint two (2) representatives to the JCC, each of whom must have sufficient experience and seniority within the applicable Party to make decisions arising within the scope of the JCC's responsibilities. MDCO's representatives initially shall be Vice President, Strategic Development Europe and Vice President, Global Chest Pain Care Pathway. AstraZeneca's representatives initially shall be Vice President Sales and Marketing, Growth  and Global Vice President-CV/GI and Brilinta Commercial Lead. From time to time, each Party may substitute one or more of its representatives to the JCC on written notice to the other Party.

2.4.Other Rules Applicable to Committees.

(a)Each of the JDRC and the JCC (each, a “Committee”) may invite non-members (including consultants and advisors of a Party who are under an obligation of confidentiality consistent with this Agreement) to participate in the discussions and meetings of such Committee, provided that such participants shall have no voting authority at such Committee. Each Party shall appoint one of its members on a Committee to serve as co-chairperson of such Committee. The role of the co-chairpersons shall be to convene and preside at meetings of the applicable Committee, to prepare and circulate agendas and to ensure the preparation of minutes, but the co-chairpersons shall have no additional powers or rights beyond those held by the other Committee representatives.

(b)Each Committee shall have the right to adopt such standing rules as shall be necessary for its work to the extent that such rules are not inconsistent with this Agreement. In addition, each Party shall conduct its activities in each Committee in accordance with all Applicable Laws, including anti-trust laws. Each Committee shall meet monthly, or as otherwise agreed by the Parties, with the location of such meetings alternating between locations designated by AstraZeneca and locations designated by MDCO, with the location of the first meeting designated by AstraZeneca. Members of a Committee may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by, and be heard by, the other participants; provided that at least two (2) meetings of each Committee each Contract Year must be held in person. The co-chairpersons of a Committee shall be responsible for calling meetings on no less than ten (10) business days' notice. Each Party shall make all proposals for agenda items and shall provide all appropriate information with respect to such proposed items at least ten (10) business days in advance of the applicable meeting; provided that under exigent circumstances requiring input by a Committee, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting, such consent not to be unreasonably withheld or delayed. The co-chairpersons of a Committee shall prepare and circulate for review and approval of the Parties minutes of each meeting within thirty (30) days after the meeting. The Parties shall agree on the minutes of each meeting promptly, but in no event later than the next meeting of the Committee.

(c)A quorum of a Committee shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party. A Committee shall take action only by consensus of the members present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance, or by a written resolution signed by at least one (1) representative appointed by each Party. The Parties shall use reasonable, good faith efforts to reach consensus on each issue presented to a Committee. The Parties shall not have any obligations based on any decision of a Committee unless and until such obligations are set forth in an agreement duly executed by each Party.

(d)Notwithstanding anything in this Agreement to the contrary, if, within a period of ten (10) business days or such other period as the Parties may agree, a Committee cannot, or does not, reach consensus on any proposed activity or other matter within the jurisdiction of such Committee (i) with respect to the Ticagrelor Product anywhere in the world or the Cangrelor Product in the AstraZeneca Cangrelor Product Territory, then AstraZeneca may take such action with respect to such proposed activity or other matter as AstraZeneca may determine in its sole discretion and (ii) with respect to the Bivalirudin Product anywhere in the world or the Cangrelor Product in the MDCO Cangrelor Product Territory, then MDCO may take such action with respect to such proposed activity or other matter as MDCO may determine in its sole discretion.

(e)Neither Party grants to the other Party any rights in or to its products or compounds or any intellectual property related thereto except as expressly set forth herein or in the License Agreement. In no event shall MDCO take any action with respect to the Ticagrelor Product anywhere in the world or the Cangrelor Product in the AstraZeneca Cangrelor Product Territory (other than performing the MDCO Agreement Activities in accordance with the terms hereof) unless the applicable Committee approves such action by consensus and such action is set forth in an agreement duly executed by each Party. In no event shall AstraZeneca take any action with respect to the Bivalirudin Product anywhere in the world or the Cangrelor Product in the MDCO Cangrelor Product Territory unless the applicable Committee approves such action by consensus and such action is set forth in an agreement duly executed by each Party.

(f)Each Party shall retain the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in a Committee except as expressly set forth herein or as the Parties may expressly agree in writing.

ARTICLE III-ENGAGEMENT

3.1.Engagement of MDCO. AstraZeneca hereby engages MDCO, and MDCO hereby accepts such engagement, to perform the MDCO Agreement Activities pursuant to the terms hereof. Such engagement shall be on a non-exclusive basis, and AstraZeneca shall at all times have the right to market and Promote the Product and perform medical science activities for the Product in any manner and using the services of any Person that AstraZeneca in its sole discretion deems necessary or appropriate; provided, however, that prior to engaging a Third Party to perform Promotion activities for the Product in the Territory, AstraZeneca shall discuss such engagement with MDCO and consider in good faith MDCO's comments with respect thereto, including with respect to the possibility of MDCO performing the applicable Promotion activities in lieu of such Third Party and, if applicable, coordinating the Promotional efforts of MDCO, AstraZeneca and any such Third Party. MDCO shall commence Promoting the Product on the Detailing Commencement Date.

3.2.Conduct by MDCO. MDCO shall be legally responsible and liable for the actions, omissions and conduct of all members of the Sales Force and its other employees performing activities hereunder in connection with the performance of its obligations under this Agreement. MDCO shall ensure that all Persons for whom it has legal responsibility and liability in accordance with the foregoing sentence comply with Applicable Law, the MDCO Policies and all requirements of this Agreement, and shall implement and maintain policies and procedures to ensure such compliance.

3.3.Conduct by AstraZeneca. AstraZeneca shall be legally responsible and liable for the actions, omissions and conduct of its employees and any Third Parties performing activities hereunder on its behalf in connection with the performance of its obligations under this Agreement. AstraZeneca shall ensure that all Persons for whom it has legal responsibility and liability in accordance with the foregoing sentence comply with Applicable Law and all requirements of this Agreement, and shall implement and maintain policies and procedures to ensure such compliance.

ARTICLE IV - COMPANY AGREEMENT ACTIVITIES

4.1.Product Promotion.

(a)During each month of the Detailing Term, each Representative on the Sales Force shall devote at least [**] percent ([**]%) of his or her total field sales activity time during such month to performing Details.

(b)MDCO shall Promote the Product hereunder exclusively through the Representatives on the Sales Force.

(c)MDCO shall not, and shall cause its Affiliates not to, Promote any Competing Product during the Detailing Term. The provision of any sample of a Competing Product by MDCO or any of its Affiliates shall constitute Promotion of such Competing Product. For the avoidance of doubt, nothing in this Agreement shall restrict MDCO's right, (i) during the Term, to develop and manufacture for development any pharmaceutical, biological or other composition or preparation, including any Competing Product, and (ii) after the Detailing Term, to develop, manufacture and commercialize, including Promoting to any Target Hospitals or medical professionals, any pharmaceutical, biological or other composition or preparation, including any Competing Product.

(d)MDCO shall not market or Promote the Product in any way other than performing Details to the Target Hospitals and Target Hospital Personnel in accordance with the terms hereof.

4.2.Sales Force Composition.

(a)During the Detailing Term, MDCO shall Promote the Product using MDCO's sales force consisting at all times of at least [**] Representatives and an appropriate number of sales force managers (the “Sales Force”), subject to Section 4.2(b). Each Representative and sales force manager on the Sales Force at any time during the Detailing Term shall (i) comply with the minimum qualifications set forth on Exhibit F and (ii) have satisfactorily completed the Product sales training program specified in Section 5.1(a).

(b)During the Detailing Term, MDCO shall ensure that (i) Turnover on the Sales Force does not exceed [**] percent ([**]%) in any Contract Quarter and (ii) the Sales Force has a maximum vacancy rate of [**] percent ([**]%) for any month during the Detailing Term.

4.3.Sales Force Incentives. Subject to Applicable Law and in accordance with the MDCO Incentive Compensation Plan, MDCO shall provide to each Representative on the Sales Force incentive compensation with respect to the Product (“Product Incentive Compensation”), which Product Incentive Compensation shall be paid to each Representative on the Sales Force if such Representative achieves his or her performance target in the Territory with respect to the Product that has been established by MDCO for a given Contract Year. The Product Incentive Compensation to which a Representative is entitled if he or she achieves the applicable performance target for a Contract Year shall be [**] percent ([**]%) of the total potential incentive compensation to which such Representative is entitled for such Contract Year. MDCO shall provide AstraZeneca a copy of the then-current MDCO Incentive Compensation Plan prior to the Detailing Commencement Date, and shall promptly provide AstraZeneca copies of any amendments thereto that occur after the Detailing Commencement Date.

4.4.Coordination with AstraZeneca. MDCO shall comply with any reasonable requests from AstraZeneca that MDCO disseminate information to its Representatives regarding the Product (e.g., a broadcast voicemail to the Sales Force regarding a change in message emphasis with respect to the Product) (“Product Information”). MDCO shall not provide the Sales Force with any information regarding the Product that has not been provided or approved by AstraZeneca, except with respect to generalized information that is not intended to be used, and is not used, by the Sales Force in communications relating to the Product, whether or not such communication is part of a Detail. Upon reasonable notice to MDCO, MDCO shall permit AstraZeneca personnel to conduct field observations with the Representatives on the Sales Force to evaluate overall quality assurance of the Detailing of the Product by MDCO.

4.5.Promotional Materials.

(a)AstraZeneca, at its expense, shall produce and provide to MDCO (at a single point of delivery in the Territory designated by MDCO) all Promotional Materials. AstraZeneca shall, in its sole discretion, determine the form and content of such Promotional Materials, including the messaging with respect to the Product. AstraZeneca warrants and represents that all Promotional Materials, including such messaging, is and shall be in compliance with all Applicable Laws at the time they are provided by AstraZeneca to MDCO. AstraZeneca shall promptly notify MDCO if at any time AstraZeneca determines, or if at any time AstraZeneca receives written notice from OPDP that it has made a final determination, that any Promotional Materials, including such messaging, are not in compliance with Applicable Laws.

(b)AstraZeneca shall provide MDCO the amount and type of Promotional Materials determined by AstraZeneca at the times determined by AstraZeneca. MDCO's storage of Promotional Materials and distribution thereof to the members of the Sales Force shall be at MDCO's expense.

(c)MDCO shall determine the method and means of using the Promotional Materials, subject to compliance with Applicable Law and the MDCO Policies. In performing Details, MDCO shall use only Promotional Materials provided by AstraZeneca and the Product Labels and Inserts. MDCO shall promptly cease the use of any Promotional Materials when instructed by AstraZeneca in writing to do so. MDCO shall use the Promotional Materials only for the purposes contemplated by this Agreement. Upon termination or expiration of this Agreement, at AstraZeneca's election and expense, MDCO either shall (i) return to AstraZeneca or (ii) destroy and certify to AstraZeneca such destruction, all Promotional Materials not distributed to Target Hospital Personnel and in the possession of, or under the control of, MDCO. MDCO shall not change the Promotional Materials in any way (including by (A) underlining or otherwise highlighting any text or graphics, (B) adding any notes thereto or (C) using any electronic materials (e.g., PDFs) on any electronic devices other than the specific electronic devices on which, and in the specific format as, AstraZeneca indicates such electronic material are intended for use).

(d)If any Promotional Materials provided to MDCO by AstraZeneca are lost or destroyed while in the possession of MDCO, MDCO shall promptly notify AstraZeneca of such loss or destruction and AstraZeneca may, in AstraZeneca's sole discretion and at MDCO's sole expense, replace some or all of such lost or destroyed Promotional Materials.

(e)To the extent any Promotional Materials are required by Applicable Law to be submitted to the FDA, AstraZeneca shall make such submissions, and AstraZeneca shall be the FDA liaison for both Parties on all marketing, advertising, Promotional and Detailing matters for the Product.

(f)If any Promotional Materials provided to MDCO by AstraZeneca need to be withdrawn from use for any reason, AstraZeneca shall promptly notify MDCO of such withdrawal and MDCO shall cooperate with AstraZeneca in effectuating any such withdrawal. AstraZeneca shall reimburse MDCO for any reasonable and documented out-of-pocket costs incurred by MDCO in connection with conducting such withdrawal, except to the extent such withdrawal is attributable to (i) the breach of this Agreement by MDCO or (ii) the negligence or intentional misconduct of MDCO, in which event MDCO shall (A) bear its own costs in connection with taking such actions and (B) reimburse AstraZeneca for any reasonable and documented out-of-pocket costs incurred by AstraZeneca in connection with conducting such withdrawal, in each case ((A) and (B)) to the extent that such withdrawal is attributable to such breach, negligence or intentional misconduct.

(g)Notwithstanding anything herein to the contrary, MDCO shall not be required to use any Promotional Materials provided by AstraZeneca if MDCO reasonably and in good faith believes that the use of such Promotional Materials in the Promotion of the Product would violate Applicable Law or the MDCO Policies, provided, that MDCO promptly shall notify AstraZeneca of such belief and the Parties shall promptly engage in good faith discussions to attempt to resolve such situation; provided, further, that MDCO acknowledges and agrees that it shall use the Promotional Materials identified on Exhibit G in the Promotion of the Product.

4.6.Statements about the Product. MDCO shall make only such statements and claims regarding the Product, including as to efficacy and safety, as are consistent with the Product Labels and Inserts and the Promotional Materials. MDCO shall not make any false or misleading statements or comments about the Product, AstraZeneca, its Affiliates or any of AstraZeneca's employees, competitors or other products; provided, that any statement or comment about the Product made by MDCO that is contained in the Promotional Materials or Product Labels and Inserts shall not be deemed to be false or misleading.

4.7.Requests for Medical Information.

(a)AstraZeneca shall have the exclusive right and responsibility to respond to all PIRs received by the Sales Force or any MSL.

(b)MDCO shall use Commercially Reasonable Efforts to promptly communicate to the AstraZeneca Information Center or Medical Resources Department all PIRs received by MDCO by contacting the AstraZeneca Information Center at 800-236-9933 or completing an electronic Web PIR Form at https://submitpir.astrazeneca-us.com/welcome.asp, or such other website address as AstraZeneca may designate from time to time. Alternately, MDCO may offer to put the applicable Target Hospital Personnel in touch with the AstraZeneca Virtual Scientific Exchange Center (VSEC) at [**].

(c)In connection with the performance of the MDCO Agreement Activities, MDCO shall inform Target Hospitals that they may contact the AstraZeneca Virtual Scientific Exchange Center (VSEC) at [**] regarding questions or requests for medical information about the Product by telephone (in accordance with AstraZeneca's Policy on Scientific Exchange). MDCO shall report any Product Quality Complaints and Adverse Events in accordance with Section 9.1.

(d)By the thirtieth (30th) day after the end of each month during the Detailing Term, AstraZeneca shall provide a written report to MDCO in an electronic format reasonably acceptable to both Parties that contains a list of each PIR communicated to AstraZeneca by MDCO to which AstraZeneca responded during such month.

4.8.Compliance with Laws and Policies.

(a)MDCO shall perform the MDCO Agreement Activities and its other obligations under this Agreement in strict compliance with (i) Applicable Law, (ii) the MDCO Policies, and (iii) this Agreement.

(b)Without limiting the generality of Section 3.2, MDCO shall ensure that all members of the Sales Force comply with the requirements set forth in Section 4.8(a). MDCO shall maintain a corporate compliance program that will include compliance monitoring focused on specific risk areas, including off-label promotion, fraud and abuse and false claims, to assess whether MDCO's policies and procedures are being followed. Within thirty (30) days after the end of each Contract Quarter during the Detailing Term, MDCO shall report to AstraZeneca all allegations it has received or investigations it has commenced with respect to the alleged failure by a member of the Sales Force to comply with the requirements set forth in Section 4.8(a) (or a statement that no such allegations have been received or investigations commenced) and what action, if any, was taken by MDCO as a result.

(c)MDCO shall maintain a corporate compliance program that shall include a mechanism for its employees to report, anonymously if they choose, any concerns about potential illegal activity with respect to the MDCO Agreement Activities and MDCO shall investigate any such reports. Within thirty (30) days after the end of each month during the Detailing Term and before reporting any such activity to any Agency, unless MDCO concludes that doing so would violate Applicable Law or would compromise MDCO's ability to complete an appropriate investigation, MDCO shall notify AstraZeneca of the substance of any such report that relates to the subject of this Agreement. MDCO shall in any case promptly inform AstraZeneca of the result of the investigation and any action taken by MDCO as a result thereof.

(d)MDCO shall report any material violation by any Representative of Applicable Law in performing activities under this Agreement to AstraZeneca promptly after MDCO learns of such violation.

(e)MDCO shall notify AstraZeneca in writing of any amendments to the MDCO Policies as soon as practicable and, with respect to any amendment that would cause the MDCO Policies to be less restrictive, in any material fashion, than the MDCO Policies in effect as of the Effective Date, prior to the implementation thereof. Prior to MDCO implementing any amendment that would cause the MDCO Policies to be less restrictive, in any material fashion, than the MDCO Policies in effect as of the Effective Date, the Parties shall negotiate in good faith a mutually acceptable resolution with respect thereto; provided, however, that in the event that the Parties are not able to agree upon such a resolution within ten (10) business days after MDCO notifies AstraZeneca of such amendment, AstraZeneca shall have the right to terminate this Agreement immediately upon written notice to MDCO. No amendment to the MDCO Policies that would cause them to be less restrictive, in any material fashion, than the MDCO Policies in effect as of the Effective Date shall be effective for the purposes of this Agreement unless and until the Parties agree upon a resolution with respect thereto in accordance with this Section 4.8(e).

(f)Promptly after the Effective Date and annually thereafter during the term of the AstraZeneca CIA, AstraZeneca shall deliver to MDCO a copy of a Third Party Personnel Notification Letter substantially in the form of Schedule 4.8(f)(1). In response to each such Third Party Personnel Notification Letter, MDCO shall promptly deliver to AstraZeneca a Third Party Response Form substantially in the form of Schedule 4.8(f)(2) that has been completed and executed by an authorized officer of MDCO.

4.9.Sales Meetings. At any MDCO sales meetings at which Promotion strategies relating to the Product are on the agenda prior to the meeting, MDCO shall permit AstraZeneca personnel the opportunity to (a) attend such sales meetings and (b) make a presentation, at AstraZeneca's expense.

4.10.Performance Reporting by MDCO.

(a)As soon as reasonably practicable, but in no event later than the thirtieth (30th) day after the end of each calendar month during the Detailing Term, two (2) representatives of MDCO and two (2) representatives of AstraZeneca shall meet and MDCO shall provide an oral report to AstraZeneca, along with a written report in a format reasonably acceptable to both Parties, containing the following information with respect to such preceding calendar month:

(i)the number of Details made by MDCO's Sales Force in the Territory during such month;

(ii)self-reported protocol changes, formulary acceptance and general discharge order status (which shall not include individual patient information); and

(iii)such other information as the Parties mutually reasonably deem necessary or appropriate.

(b)As soon as reasonably practicable, but in no event later than the thirtieth (30th) day after the end of each Contract Quarter during the Detailing Term, MDCO shall provide a written report to AstraZeneca in an electronic format reasonably acceptable to both Parties containing the following information with respect to such preceding Contract Quarter:

(i)the name of each Target Hospital at which a Representative on the Sales Force performed a Detail;

(ii)the name and professional designation of each Target Hospital Personnel with prescribing authority to whom a Representative spoke about the Product; and

(iii)the Turnover and vacancy rate on the Sales Force.

4.11.Performance Reporting by AstraZeneca.

(a)As soon as reasonably practicable, but in no event later than the thirtieth (30th) day after the end of each calendar month during the Detailing Term, two (2) representatives of MDCO and two (2) representatives of AstraZeneca shall meet and AstraZeneca shall provide an oral report to MDCO, along with a written report in a format reasonably acceptable to both Parties, containing the following information with respect to such preceding calendar month:

(i)the New to Brand Rxs for the Territory for such month (provided that New to Brand Rxs may be reported to MDCO by IMS on behalf of AstraZeneca);

(ii)to the extent that AstraZeneca or a Third Party is Promoting the Product, the number of details made by AstraZeneca's or the Third Party's sales force in the Territory during such month; and

(iii)self-reported protocol changes, formulary acceptance and general discharge order status (which shall not include individual patient information; and

(iv)such other information as the Parties mutually reasonably deem necessary or appropriate.

(b)As soon as reasonably practicable, but in no event later than the thirtieth (30th) day after the end of each Contract Quarter during the Detailing Term, AstraZeneca shall provide a written report to MDCO in an electronic format reasonably acceptable to both Parties containing the following information with respect to such preceding Contract Quarter:

(i)the Product unit sales by AstraZeneca or any of its Affiliates to distributors and other Third Parties in the Territory for such Contract Quarter; and

(ii)the New to Brand Rxs for the Territory for such Contract Quarter (provided that New to Brand Rxs may be reported to MDCO by IMS on behalf of AstraZeneca).

4.12.Other Information. Each Party shall use Commercially Reasonable Efforts to respond to any reasonable requests from the other Party made through the Alliance Managers for other relevant data and information relating to this Agreement, to the extent such information is tracked by such Party.

4.13.Information Technology. Subject to Section 4.5(c), MDCO shall have the sole right and responsibility to determine and provide, at its expense, the information technology systems to be employed by the Sales Force in the performance of MDCO's responsibilities under this Agreement.

4.14.Orders for Product; Terms of Sale. AstraZeneca shall have the sole responsibility and right to fill orders with respect to the Product. AstraZeneca shall have the sole right and responsibility for establishing and modifying the terms and conditions of the sale of the Product. MDCO shall not take orders for the Product, but if for any reason MDCO should receive orders for the Product, MDCO shall promptly forward such orders to AstraZeneca. AstraZeneca shall be solely responsible for responding to requests from physicians for individual patients who need the Product but are unable to afford it. If and when any such request is received by MDCO from the Target Hospitals, MDCO shall forward such request to AstraZeneca for processing in accordance with AstraZeneca's procedures.

4.15.No Samples. The Parties acknowledge and agree that (a) AstraZeneca shall not provide any samples of the Product to MDCO and (b) MDCO shall not distribute any samples of the Product.

4.16.Cost of MDCO Agreement Activities. Subject to Sections 4.5, 5.2, 9.1, and 16.5, MDCO shall bear and be solely responsible for all costs and expenses incurred by it in connection with the performance of the MDCO Agreement Activities and its other obligations under this Agreement.

ARTICLE V - TRAINING

5.1.Training Programs.

(a)Prior to the Detailing Commencement Date, AstraZeneca and MDCO shall, in accordance with the procedures set forth on Exhibit H, provide training to the initial members of the Sales Force (including up to [**] Representatives and [**] sales managers) and up to [**] of MDCO's sales trainers with respect to: (i) disease state, (ii) Product knowledge, (iii) competitive product knowledge, (iv) compliance with Applicable Law, (v) reporting of Adverse Events, Field Alerts, Product Quality Complaints and PIRs in accordance with the terms hereof, (vi) use of Promotional Materials and (vii) other information AstraZeneca deems necessary or appropriate (collectively, the “Sales Force Training Matters”).

(b)After the Detailing Commencement Date, MDCO's trainers shall provide training to any replacement members of the Sales Force with respect to the Sales Force Training Matters in accordance with the procedures set forth on Exhibit H applicable to Representatives.

(c)No Representative shall Promote the Product unless he or she demonstrates a thorough knowledge of the Product and the Product's associated disease states by (i) achieving a minimum score of [**] percent ([**]%) on a Product sales orientation assessment test provided by AstraZeneca

(after no more than two (2) attempts to achieve such score), and (ii) satisfactorily completing a series of role-playing scenarios of a Detail of the Product. MDCO shall maintain and make available upon request by AstraZeneca records of such test results, including copies of the tests.

(d)If at any time during the Detailing Term AstraZeneca desires that the members of the Sales Force receive training in addition to the training set forth in Section 5.1(a) or (c) (e.g., refresher training, training on a new indication for the Product or as a result of a change in the Product Labels and Inserts, etc.), then MDCO shall, at MDCO's expense, be required to provide such training to the members of the Sales Force; provided that (i) AstraZeneca may not require such additional training more often than once per Contract Quarter and (ii) such additional training shall be provided in conjunction with MDCO's scheduled training program.

(e)MDCO shall not change any training materials provided by AstraZeneca in any way and MDCO shall not use any training materials in connection with the Product other than those provided by AstraZeneca.

5.2.Training Expenses. AstraZeneca, at its expense, shall provide MDCO with all training materials to be used in connection with the training under Sections 5.1(a), (b) and (d). MDCO shall be solely responsible for the expenses incurred by MDCO in connection with performing its obligations under Sections 5.1(a), (b) and (d) (including the cost for MDCO's Representatives', sales trainers', sales force managers' and other MDCO employees' travel, food and lodging for training meetings). AstraZeneca shall be solely responsible for the costs of its own personnel who provide the training pursuant to Sections 5.1(a), (b) and (d). For the avoidance of doubt, any expenses for training requested by AstraZeneca in addition to the training set forth in 5.1(a), (b) and (d) shall be borne by AstraZeneca.

5.3.Return of Training Materials. If any member of the Sales Force leaves the employ of MDCO or ceases to perform the MDCO Agreement Activities, MDCO shall retrieve from such person all training materials provided by MDCO and shall provide all such retrieved materials to the replacement member of the Sales Force.

ARTICLE VI - RECORDS AND AUDITS

6.1.Records. MDCO shall keep, or shall cause to be kept, for a period of three (3) years after the expiration or termination hereof or such longer period as required by Applicable Law, complete and accurate books and records (financial and otherwise) pertaining to the performance of its obligations hereunder, including records of Detail performance and performance of Promotional activities for products other than the Product by the Representatives on the Sales Force.

6.2.Performance Audits. AstraZeneca, at its expense, shall have the right, no more than once during any twelve (12)-consecutive month period during the Detailing Term and a period of twelve (12) months thereafter, and no more than once with respect to any period so examined, to have the books and records kept by MDCO pursuant to Section 6.1 (and all related work papers and other information and documents) examined by an independent accounting firm of national standing reasonably acceptable to MDCO to verify the correctness or completeness of any report made under this Agreement and compliance by MDCO with its obligations under Section 4.1. Each Party shall cooperate with such accounting firm's examination, and the results of any examination under this Section 6.2 shall (a) state only whether there was a discrepancy in any report and whether MDCO complied with its obligations under Section 4.1 and, if so, the amount of such discrepancy or level of such non-compliance, (b) be made available to both Parties and (c) be subject to Article XIII.

6.3.Compliance Audits. MDCO shall maintain complete and accurate books and records relating to its compliance with Applicable Law, the MDCO Policies and the Compliance Provisions (AB/AC) (collectively, the “Compliance Records”) with respect to its obligations under this Agreement for a period of five (5) years after the period to which such records relate or such longer period as required by Applicable Law, which Compliance Records shall include: (a) its policies and procedures concerning compliance with Applicable Law, the MDCO Policies and the Compliance Provisions (AB/AC) with respect to its obligations under this Agreement, (b) records of any investigations and remedial and disciplinary actions taken to address material violations of Applicable Law, the MDCO Policies or the Compliance Provisions (AB/AC) with respect to its obligations under this Agreement and (c) records of any payments made in connection with this Agreement. Upon reasonable advance written notice to MDCO, AstraZeneca shall be entitled, at its expense, to have access to and audit the Compliance Records for a period of five (5) years after the period to which such records relate or such longer period as required by Applicable Law. AstraZeneca may exercise this audit right no more frequently than once during any twelve (12)-consecutive month period; provided that if any audit by AstraZeneca under this Section 6.3 reveals that MDCO (including through any MDCO Respective Party Representative) is or was not in material compliance with Applicable Law, the MDCO Policies or the Compliance Provisions (AB/AC) with respect to its obligations under this Agreement, AstraZeneca shall have the right to conduct such additional audits during such twelve (12)-consecutive month period as may be reasonably required by AstraZeneca to determine whether MDCO has appropriately remedied such non-compliance. If an audit under this Section 6.3 reveals an issue with respect to MDCO's (including through any other MDCO Respective Party Representative) compliance with the Compliance Provisions (AB/AC) or if AstraZeneca otherwise has reason to believe that MDCO (including through any other MDCO Respective Party Representative) has breached or violated any Compliance Provision, AstraZeneca shall have the right to suspend any obligations on the part of AstraZeneca to make any payments to MDCO under this Agreement while AstraZeneca conducts an audit in accordance with the procedures set forth in this Section 6.3.

ARTICLE VII - PAYMENTS

7.1.Contract Quarter Detail Fee.

(a)With respect to Period 1, AstraZeneca shall pay to MDCO an amount equal to two million five hundred thousand dollars ($2,500,000) within ten (10) days after the receipt by AstraZeneca of all reports pursuant to Section 4.10 with respect to such Period.

(b)Beginning with the Contract Quarter beginning July 1, 2012 and with respect to each Contract Quarter thereafter during the Detailing Term, AstraZeneca shall pay to MDCO three million seven hundred fifteen thousand dollars ($3,750,000) (each, a “Contract Quarter Detail Fee”) within ten (10) days after the receipt by AstraZeneca of all reports pursuant to Section 4.10 with respect to such Contract Quarter.

7.2.Additional Payments7.2.    Additional Payments.

(a)Not later than [**], AstraZeneca shall pay to MDCO an additional amount with respect to Period 2, as follows:

If New to Brand Rxs for Period 2 are:	The payment amount shall be:
Equal to or greater than [**] but less than [**]	[**] dollars ($[**])
Equal to or greater than [**]	[**] dollars ($[**])

For clarity, AstraZeneca shall not pay any additional amount with respect to Period 2 if New to Brand Rxs for Period 2 are less than [**].

(b)Not later than [**], AstraZeneca shall notify MDCO of the proposed NBRx Target for Period 3 and provide MDCO with the opportunity to discuss such proposed NBRx Target with AstraZeneca in good faith. Not later than [**], AstraZeneca shall notify MDCO of the NBRx Target for Period 3. Not later than [**], AstraZeneca shall pay to MDCO an additional amount with respect to Period 3, as follows:

If New to Brand Rxs for Period 3 are:	The payment amount shall be:
Equal to or greater than [**]% of the NBRx Target for Period 3 but less than [**]% of the NBRx Target for Period 3	[**] dollars ($[**])
Equal to or greater than [**]% of the NBRx Target for Period 3 but less than the NBRx Target for Period 3	[**] dollars ($[**])
Equal to or greater than the NBRx Target for Period 3	Five million dollars ($5,000,000)

For clarity, AstraZeneca shall not pay any additional amount with respect to Period 3 if New to Brand Rxs for Period 3 are less than [**]% of the NBRx Target for Period 3.

(c)Not later than [**] AstraZeneca shall notify MDCO of the proposed NBRx Target for each of Period 4 and Period 5 and provide MDCO with the opportunity to discuss such proposed NBRx Targets with AstraZeneca in good faith. Not later than [**], AstraZeneca shall notify MDCO of the NBRx Target for each of Period 4 and Period 5.

(i)Not later than [**], AstraZeneca shall pay to MDCO an additional amount with respect to Period 4, as follows:

If New to Brand Rxs for Period 4 are:	The payment amount shall be:
Equal to or greater than [**]% of the NBRx Target for Period 4 but less than [**]% of the NBRx Target for Period 4	[**] dollars ($[**])
Equal to or greater than [**]% of the NBRx Target for Period 4 but less than the NBRx Target for Period 4	[**] dollars ($[**])
Equal to or greater than the NBRx Target for Period 4	[**] dollars ($[**])

For clarity, AstraZeneca shall not pay any additional amount with respect to Period 4 if New to Brand Rxs for Period 4 are less than [**]% of the NBRx Target for Period 4.

(ii)Not later than [**], AstraZeneca shall pay to MDCO an additional amount with respect to Period 5, if any, as follows:

If New to Brand Rxs for Period 5 are:	The payment amount shall be:
Equal to or greater than [**]% of the NBRx Target for Period 5 but less than [**]% of the NBRx Target for Period 5	[**] dollars ($[**])
Equal to or greater than [**]% of the NBRx Target for Period 5 but less than the NBRx Target for Period 5	[**] dollars ($[**])
Equal to or greater than the NBRx Target for Period 5	[**] dollars ($[**])

For clarity, AstraZeneca shall not pay any additional amount with respect to Period 5, if any, if New to Brand Rxs for Period 5 are less than [**]% of the NBRx Target for Period 5.

(d)If applicable, not later than [**] AstraZeneca shall notify MDCO of the proposed NBRx Target for each of Period 6 and Period 7 and provide MDCO with the opportunity to discuss such proposed NBRx Targets with AstraZeneca in good faith. Not later than [**], AstraZeneca shall notify MDCO of the NBRx Target for each of Period 6 and Period 7.

(i)Not later than [**], AstraZeneca shall pay to MDCO an additional amount with respect to Period 6, if any, as follows:

If New to Brand Rxs for Period 6 are:	The payment amount shall be:
Equal to or greater than [**]% of the NBRx Target for Period 6 but less than [**]% of the NBRx Target for Period 6	[**] dollars ($[**])
Equal to or greater than [**]% of the NBRx Target for Period 6 but less than the NBRx Target for Period 6	[**] dollars ($[**])
Equal to or greater than the NBRx Target for Period 6	[**] dollars ($[**])

For clarity, AstraZeneca shall not pay any additional amount with respect to Period 6, if any, if New to Brand Rxs for Period 6 are less than [**]% of the NBRx Target for Period 6.

(ii)Not later than [**], AstraZeneca shall pay to MDCO an additional amount with respect to Period 7, if any, as follows:

If New to Brand Rxs for Period 7 are:	The payment amount shall be:
Equal to or greater than [**]% of the NBRx Target for Period 7 but less than [**]% of the NBRx Target for Period 7	[**] dollars ($[**])
Equal to or greater than [**]% of the NBRx Target for Period 7 but less than the NBRx Target for Period 7	[**] dollars ($[**])
Equal to or greater than the NBRx Target for Period 7	[**] dollars ($[**])

For clarity, AstraZeneca shall not pay any additional amount with respect to Period 7, if any, if New to Brand Rxs for Period 7 are less than [**]% of the NBRx Target for Period 7.

(e)If applicable, not later than [**] AstraZeneca shall notify MDCO of the proposed NBRx Target for Period 8 and provide MDCO with the opportunity to discuss such proposed NBRx Target with AstraZeneca in good faith. Not later than [**], AstraZeneca shall notify MDCO of NBRx Target for Period 8. Not later than [**], AstraZeneca shall pay to MDCO an additional amount with respect to Period 8 if any, as follows:

If New to Brand Rxs for Period 8 are:	The payment amount shall be:
Equal to or greater than [**]% of the NBRx Target for Period 8 but less than [**]% of the NBRx Target for Period 8	[**] dollars ($[**])
Equal to or greater than [**]% of the NBRx Target for Period 8 but less than the NBRx Target for Period 8	[**] dollars ($[**])
Equal to or greater than the NBRx Target for Period 8	[**] dollars ($[**])

For clarity, AstraZeneca shall not pay any additional amount with respect to Period 8, if any, if New to Brand Rxs for Period 8 are less than [**]% of the NBRx Target for Period 8.

7.3.Payment Method. All amounts payable under this Agreement shall be paid in U.S. dollars by electronic transfer in immediately available funds to an account designated by the receiving Party. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of LIBOR and the maximum rate permitted by Applicable Law, calculated on the number of days such payment is delinquent, compounded monthly.

ARTICLE VIII - [INTENTIONALLY DELETED]

ARTICLE IX- ADVERSE REACTION REPORTING AND OTHER
REGULATORY MATTERS

9.1.Regulatory Reporting.

(a)AstraZeneca shall be solely responsible for the Product NDA during the Detailing Term. Except to the extent required by Applicable Law, MDCO shall not take any action concerning any application, registration, authorization or approval under which the Product is sold.

(b)AstraZeneca shall be solely responsible for making all reports, submissions and responses to Agencies concerning the Product, including reporting Adverse Events and Field Alerts, each in compliance with Applicable Law; provided, however, that MDCO shall have the right to make such other reports as are necessary to comply with Applicable Law, at its sole expense; and provided further that MDCO shall, to the extent not prohibited by Applicable Law, promptly provide notice to AstraZeneca of any communications with or from any Agency concerning the Product and shall attach copies of all such communications to the notice sent pursuant to this Section 9.1(b). MDCO shall be responsible for making any reports required by Applicable Law (including any laws in any state, territory or possession in the Territory) with respect to reporting fees, meals, educational items, payments and other items of value provided by or on behalf of MDCO to any health care provider or similar Person relating to the Product, including for the purpose of performing the MDCO Agreement Activities. In addition, AstraZeneca shall be solely responsible for (i) taking all actions and conducting all communication with all Third Parties with respect to the Product, including responding to all Product Quality Complaints with respect thereto, including complaints related to tampering or contamination and (ii) investigating all Product Quality

Complaints, Adverse Events, and Field Alerts with respect to the Product. Except to the extent required by Applicable Law, neither MDCO nor its Representatives shall make any statements, whether written or oral, to a Third Party regarding a Product Quality Complaint, Adverse Event or Field Alert with respect to the Product other than to inform the Third Party that information in respect thereof has been or will be conveyed by MDCO to AstraZeneca. To the extent not prohibited by Applicable Law, MDCO shall, at AstraZeneca's expense, cooperate with all of AstraZeneca's reasonable requests and use its Commercially Reasonable Efforts to assist AstraZeneca in connection with (x) preparing any and all such reports to Agencies, (y) preparing and disseminating all such communications to Third Parties, and (z) investigating and responding to any Product Quality Complaint, Adverse Event or Field Alert related to the Product.

(c)Each Party shall comply with Applicable Law in connection with collection of information regarding, and reporting of, Adverse Events.

(d)MDCO shall report to AstraZeneca within two (2) days from the time it, in connection with the performance of the MDCO Agreement Activities, becomes aware of an Adverse Event associated with the use of the Product (whether or not the reported effect is (i) described in the full prescribing information or the published literature with respect to the Product or (ii) determined to be attributable to the Product) or information in or coming into its possession or control concerning such Adverse Event, by contacting such number as AstraZeneca may designate from time to time, which number as of the Effective Date shall be [**].

(e)MDCO shall report to AstraZeneca within two (2) days of the time it, in connection with the performance of the MDCO Agreement Activities, becomes aware of any information that might necessitate the filing by AstraZeneca of a field alert report, as required under 21 C.F.R. § 314.81(b)(1), as such regulation may be amended from time to time (a “Field Alert”), by contacting such number as AstraZeneca may designate from time to time, which number as of the Effective Date shall be [**].

(f)MDCO shall report to AstraZeneca within two (2) days of the time it, in connection with the performance of the MDCO Agreement Activities, becomes aware of any Product Quality Complaint associated with the use of the Product, by contacting such number as AstraZeneca may designate from time to time, which number as of the Effective Date shall be [**].

(g)AstraZeneca shall provide adverse drug experience information regarding the Product to MDCO to the extent such information is provided by AstraZeneca to its representatives. In addition, AstraZeneca shall notify MDCO, as soon as reasonably possible, of serious safety issues identified by AstraZeneca associated with the use of the Product. AstraZeneca shall also notify MDCO promptly of any formal communication received by AstraZeneca from the FDA regarding any threatened or pending action that may affect the safety or efficacy claims of the Product or the continued marketing of the Product.

(h)For the avoidance of doubt, for all purposes of this Section 9.1, MDCO shall be deemed to be aware of reportable information at the time any member of the Sales Force becomes aware of such information. MDCO shall put in place procedures and protocols that shall be actively managed by MDCO to ensure that all relevant information regarding the matters referred to in this Section 9.1 that come to the attention of any member of the Sales Force is promptly conveyed to AstraZeneca so that MDCO can comply with its reporting obligations hereunder.

(i)As of the Effective Date, the number for members of the Sales Force to directly contact AstraZeneca shall be AstraZeneca's Sales Support Line for cardiovascular products at [**], which number may be updated by AstraZeneca upon notice to MDCO in writing from time to time. In addition to the foregoing, members of the Sales Force may fax an appropriate MDCO form to such facsimile number as AstraZeneca may provide to MDCO in writing from time to time to report any information required to be reported by MDCO under this Section 9.1.

9.2.Threatened Agency Action. Each Party shall promptly notify the other Party's Regulatory Affairs Department contacts designated in writing by the other Party of any information that such Party receives regarding any threatened or pending action by an Agency that may affect the safety or efficacy claims of the Product or the continued marketing and Promotion of the Product. Upon receipt of any such information, AstraZeneca shall consider in good faith MDCO's comments with respect to the appropriate action to be taken; provided, however, that nothing herein shall restrict AstraZeneca's ability to make a timely report of such matter to any Agency or take other action that it deems to be appropriate or required by Applicable Law.

ARTICLE X - RETURNED/RECALLED PRODUCT

10.1.Returned Product. AstraZeneca shall have the sole responsibility and right to accept returned Product. MDCO shall not solicit the return of any Product, but if for any reason MDCO should receive any returned Product, MDCO shall promptly notify AstraZeneca. At AstraZeneca's expense MDCO shall return to AstraZeneca any Product returned to MDCO. MDCO may advise the customer who made the return that the Product has been destroyed.

10.2.Recalled Product. AstraZeneca shall have the sole responsibility and right to determine if any recall, withdrawal or other form of market action is necessary with respect to the Product and shall be solely responsible for taking all actions with respect to the recall, withdrawal or market action with respect to the Product, and shall do so in accordance with Applicable Law.

ARTICLE XI- INDEPENDENT CONTRACTOR STATUS OF
COMPANY AND THE SALES FORCE

11.1.Independent Contractor Status. The status of each Party under this Agreement shall be that of an independent contractor. Neither Party shall have the right to enter into any agreements on behalf of the other Party, nor shall it represent to any Person that it has any such right or authority. No member of the Sales Force shall be or shall be considered to be an “employee” or “joint employee” of AstraZeneca for any purpose. AstraZeneca shall not be responsible for the control of any of MDCO's employees or contractors. MDCO shall be solely responsible for determining all conditions of employment of the Sales Force. MDCO shall be responsible for the means, manner, mode and methods of performing the MDCO Agreement Activities hereunder, subject to the terms of this Agreement.

11.2.No AstraZeneca Benefits.

(a)MDCO acknowledges and agrees that no member of the Sales Force nor anyone acting on its behalf shall receive any employee benefits of any kind from AstraZeneca. In addition, MDCO (on behalf of itself and the members of the Sales Force, and its other employees, agents and contractors) declines any offer now or hereafter made to participate in any of AstraZeneca's benefit plans or programs.

(b)The acknowledgment and declination set forth in Section 11.2(a) is intended to apply even if AstraZeneca is determined to be a co-employer or common law or statutory law employer of any of MDCO's employees, including the members of the Sales Force, notwithstanding the Parties' express agreement to the contrary.

(c)AstraZeneca shall not maintain or procure any workers' compensation or unemployment compensation insurance for or on behalf of the members of the Sales. MDCO shall be solely responsible for paying all salaries, wages, benefits and other compensation that the members of the Sales Force may be entitled to receive in connection with the performance of the services hereunder. MDCO shall likewise be liable for all taxes, excises, assessments and other charges levied on MDCO or its Affiliates by any Agency on, or because of, the services to be provided by MDCO under the terms of this Agreement.

(d)For all members of the Sales Force MDCO shall: (i) maintain all necessary personnel and payroll records; (ii) calculate wages and withhold taxes and other government mandated charges, taxes, deductions, and contributions, if any; (iii) remit such taxes, insurance, deductions, contributions or charges to the appropriate government entity; (iv) pay net wages and employee and other fringe benefits, if any; and (v) provide workers' compensation and unemployment insurance coverage in amounts as required by Applicable Law.

11.3.No Recruitment. During the Term and for a period of one (1) year thereafter, neither Party nor its Affiliates shall actively recruit or solicit any of the other Party's (or its Affiliates') sales force personnel (including representatives and managers) who perform Promotional activities in connection with the Product without the prior written consent of the other Party; provided, that notwithstanding the foregoing, either Party and its Affiliates shall be permitted to engage in general recruitment through advertisements or recruiting through head-hunters so long as employees and personnel of the other Party are not specifically targeted. Should either Party or its Affiliates actually hire an employee of the other Party (or its Affiliates) who was solicited in violation of the terms of this Section 11.3, then the hiring Party shall promptly pay to the other Party the sum of [**] dollars ($[**]) as liquidated damages for each occasion upon which the hiring Party or its Affiliates actually hires an employee of the other Party who was solicited in violation of the terms of this Section 11.3. The Parties agree that actual damages would be difficult or impossible to calculate, that the liquidated damages set forth herein represent a reasonable estimate of the monetary damage that will be suffered by a Party for each violation of the terms of this Section 11.3, and that the liquidated damages provision herein is not a penalty. If the time period specified in this Section 11.3 should be adjudged unreasonable in any court or dispute resolution proceeding, then the time period restriction shall be reformed to the maximum time limitation permitted by Applicable Law.

ARTICLE XII- BUSINESS ETHICS

12.1.Business Ethics.. (x) MDCO agrees that, on behalf of itself and its Respective Party Representatives, in connection with the matters that are the subject of this Agreement and the performance of its obligations hereunder and (y) AstraZeneca agrees that, on behalf of itself and its Respective Party Representatives, in connection with the matters that are the subject of this Agreement and the performance of its obligations hereunder and the development, manufacture and commercialization of the Product in the Territory:

(a)its Respective Party Representatives shall comply with the Anti-Corruption Laws and the Anti-Corruption Policies, and shall not take any action that will, or would reasonably be expected to, cause (i) the other Party or its Affiliates to be in violation of any such laws or policies or (ii) the performance by the other Party or its Affiliates of their obligations under this Agreement to violate any such laws or policies;

(b)its Respective Party Representatives shall not, directly or indirectly, pay, offer or promise to pay, or authorize the payment of any money, or give, offer or promise to give, or authorize the giving of anything else of value, to: (i) any Government Official in order to influence official action; (ii) any Person (whether or not a Government Official) (A) to influence such Person to act in breach of a duty of good faith, impartiality or trust (“acting improperly”), (B) to reward such Person for acting improperly, or (C) where such Person would be acting improperly by receiving the money or other thing of value; or (iii) any other Person while knowing or having reason to know that all or any portion of the money or other thing of value will be paid, offered, promised or given to, or will otherwise benefit, a Government Official in order to influence official action for or against either Party in connection with the matters that are the subject of this Agreement, or the performance of their respective obligations under this Agreement or to any Person to influence such Person to act improperly;

(c)its Respective Party Representatives shall not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of the Anti-Corruption Laws or the Anti-Corruption Policies; and

(d)in the case of AstraZeneca and its Affiliates only, AstraZeneca shall cause any Third Party engaged after the Effective Date to Promote the Product in the Territory to comply with the provisions of this Section 12.1(a)-(c) mutatis mutandis.

12.2.Compliance Program. Each Party shall maintain, implement and enforce an Anti-Bribery Anti-Corruption compliance program to ensure compliance by its Respective Party Representatives with the Compliance Provisions (AB/AC). In addition, AstraZeneca shall cause any Third Party engaged after the Effective Date to Promote the Product in the Territory to maintain, implement and enforce an Anti-Bribery Anti-Corruption compliance program to ensure compliance mutatis mutandis by such Third Party, its Affiliates, and its and their respective officers, directors, employees, agents and representatives with the Compliance Provisions (AB/AC).

12.3.Compliance Certificate. Each Party shall deliver to the other Party annually a certificate executed by an authorized officer of the delivering Party, substantially in the form of Exhibit I (Compliance Certificate), certifying compliance by such Party and its other Respective Party Representatives (and, in the case of any Third Party engaged after the Effective Date by AstraZeneca pursuant to Section 3.1, such Third Party, its Affiliates, and its and their respective officers, directors, employees, agents and representatives) with the Compliance Provisions (AB/AC).

12.4.Obligation to Notify. To the extent not prohibited by Applicable Law, each Party shall (a) promptly notify the other Party upon becoming aware of any breach or violation by such Party (including through any of its Respective Party Representatives or, in the case of any Third Party engaged after the Effective Date by AstraZeneca pursuant to Section 3.1, such Third Party, its Affiliates, and its and their respective officers, directors, employees, agents and representatives) of any Compliance Provisions (AB/AC); and (b) if such Party becomes aware that any of its or any of its Respective Party Representatives' or Third Party's engaged after the Effective Date by AstraZeneca pursuant to Section 3.1 officers, directors or employees becomes during the Term a Government Official in a position to take or influence official action for or against either Party in connection with the matters that are the subject of this Agreement, or the performance of their respective obligations under this Agreement, promptly notify the other Party and take such steps as the Parties may reasonably agree to avoid a potential violation of the Anti-Corruption Laws or a violation or breach of the Compliance Provisions (AB/AC).

12.5.Breach by Respective Party Representative. Each Party shall be responsible for any breach of the Compliance Provisions (AB/AC) by any other of its Respective Party Representatives.

12.6.Termination for Non-Compliance. If either Party (including through any Respective Party Representative) or any Third Party engaged by AstraZeneca pursuant to Section 3.1 is in material breach or violation of any Compliance Provision (AB/AC) or the Anti-Corruption Laws in the Territory, then (a) MDCO (if the breaching party is AstraZeneca, an AstraZeneca Respective Party Representative or a Third Party engaged after the Effective Date by AstraZeneca pursuant to Section 3.1) or (b) AstraZeneca (if the breaching party is MDCO or a MDCO Respective Party Representative) shall have the right, in addition to any other rights or remedies under this Agreement or to which such Party may be entitled in law or equity, to immediately terminate this Agreement in its entirety upon written notice to the other Party.

12.7.Responsibility for Compliance. Each Party acknowledges and agrees that none of the other Party, or any of its Affiliates or its or their respective officers, directors, employees, agents and representatives, is authorized to waive compliance with any of the Compliance Provisions (AB/AC) and that each Party shall be solely responsible for its compliance with the Compliance Provisions (AB/AC) and the Anti-Corruption Laws irrespective of any act or omission of the other Party or any of its Affiliates or its or their respective officers, directors, employees, agents and representatives.

12.8.Compliance With Anti-Corruption Policies. Each Party acknowledges and agrees that the other Party's compliance with such other Party's Anti-Corruption Policies as in effect as of the Effective Date shall be sufficient to constitute compliance by such other Party with each covenant of this Agreement concerning the Anti-Corruption Policies.

ARTICLE XIII- CONFIDENTIALITY

13.1.Confidential Information.

(a)Except to the extent permitted by this Agreement and subject to the provisions of Sections 13.2, 13.3, and 13.4, at all times during the Term and for [**] years following the expiration or termination hereof, the Receiving Party (i) shall keep completely confidential and shall not publish or otherwise disclose any Promotional Confidential Information furnished to it by the Disclosing Party, except to those officers, directors, employees, representatives or consultants of the Receiving Party and its Affiliates who have a need to know such information to perform the Receiving Party's obligations hereunder or to Promote pharmaceutical products by or on behalf of the Receiving Party (and who shall be advised of the Receiving Party's obligations hereunder and who are bound by confidentiality obligations with respect to such Promotional Confidential Information no less onerous than those set forth in this Agreement) (collectively, “Promotional Recipients”) and (ii) shall not use any Promotional Confidential Information of the Disclosing Party directly or indirectly for any purpose other than performing its obligations hereunder or otherwise in connection with the Promotion of pharmaceutical products by or on behalf of the Receiving Party.

(b)Except to the extent permitted by this Agreement and subject to the provisions of Sections 13.2, 13.3, and 13.4, at all times during the Term and for [**] years following the expiration or termination hereof, the Receiving Party (i) shall keep completely confidential and shall not publish or otherwise disclose any Collaboration Confidential Information furnished to it by the Disclosing Party, except to those officers, directors, employees, representatives or consultants of the Receiving Party and its Affiliates who have a need to know such information to perform the Receiving Party's obligations under

Article II (and who shall be advised of the Receiving Party's obligations hereunder and who are bound by confidentiality obligations with respect to such Collaboration Confidential Information no less onerous than those set forth in this Agreement) (collectively, “Collaboration Recipients”) and (ii) shall not use any Collaboration Confidential Information of the Disclosing Party directly or indirectly for any purpose other than performing its obligations under Article II.

(c)The Receiving Party shall be jointly and severally liable for any breach by any of its Promotional Recipients or Collaboration Recipients of the restrictions set forth in this Agreement.

13.2.Exceptions to Confidentiality. The Receiving Party's obligations set forth in this Agreement shall not extend to any Confidential Information of the Disclosing Party:

(a)that is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of a Receiving Party or its Recipients;

(b)that is received from a Third Party without restriction and without breach of any obligation of confidentiality between such Third Party and the Disclosing Party, except in the case of MDCO as the Receiving Party, with respect to any Promotional Confidential Information that relates to the Product and was received by MDCO or any of its Affiliates in connection with MDCO's performance of its obligations under this Agreement;

(c)that the Receiving Party can demonstrate by competent evidence was already in its possession without any limitation on use or disclosure prior to its receipt from the Disclosing Party, except, in the case of MDCO as the Receiving Party, with respect to any Promotional Confidential Information that relates to the Product and came into the possession of MDCO or any of its Affiliates in connection with MDCO's performance of its obligations under this Agreement;

(d)that is generally made available to Third Parties by the Disclosing Party without restriction on disclosure; or

(e)that the Receiving Party can demonstrate by competent evidence was independently developed by the Receiving Party without the aid, use or application of any Confidential Information of the Disclosing Party, except, in the case of MDCO as the Receiving Party, with respect to any Promotional Confidential Information that relates to the Product and was developed by MDCO or any of its Affiliates in connection with MDCO's performance of its obligations under this Agreement.

13.3.Residual Knowledge and Inadvertent Disclosure. The Disclosing Party understands and acknowledges that the Receiving Party has and may have present or future initiatives or opportunities involving similar products, programs, technologies or processes that may compete with a product, program, technology or process of the Disclosing Party. Except as otherwise provided in Section 13.1 and in Section 4.1(c), the Disclosing Party acknowledges and agrees that nothing in this Agreement will be construed as a representation, warranty, covenant or inference that the Receiving Party will not itself develop, manufacture or market or enter into business relationships with one or more Third Parties to develop, manufacture or market products, programs, technologies or processes that are similar to or that may compete with any product, program, technology or process of the Disclosing Party (an “Independent Program”), provided that the Receiving Party shall not use or disclose the Disclosing Party's Confidential Information in breach of this Agreement. Anything to the contrary notwithstanding, it shall not be a breach of this Agreement for an officer, director, employee, consultant or advisor of the Receiving Party or its Affiliates to use his or her Residual Knowledge while performing services for the Receiving Party or such Affiliate where such use cannot reasonably be avoided due to the nature of such officer's, director's, employee's, consultant's or advisor's duties to the Receiving Party or such Affiliate, and provided that the Residual Knowledge was not intentionally memorized and is not knowingly and intentionally used to advance an Independent Program. “Residual Knowledge” means knowledge, techniques, experience and know-how that are Confidential Information of the Disclosing Party and retained in the unaided memory of an officer, director, employee, consultant or advisor of the Receiving Party or its Affiliate after he or she had access to the Disclosing Party's Confidential Information.

13.4.Authorized Disclosure. Each Party and its Recipients may disclose Confidential Information to the extent that such disclosure is:

(a)made in response to a valid order of a court of competent jurisdiction or other Agency of a country or any political subdivision thereof of competent jurisdiction; provided, however, that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order requiring that the Confidential Information or documents that are the subject of such order be held in confidence by such court or Agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information that is legally required to be disclosed in such response to such court or governmental order; or

(b)otherwise required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body, with the Receiving Party providing prior written notice thereof to the Disclosing Party and a reasonable opportunity for the Disclosing Party to review and comment on such required disclosure and propose that portions be subject to a request for confidential treatment thereof or a protective order therefor prior to making such disclosure and the Receiving Party using reasonable efforts to secure confidential treatment or any other applicable protection for the portions of the Confidential Information that the Disclosing Party requests be redacted.

13.5.Notification. The Receiving Party shall notify the Disclosing Party promptly, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party's discovery of any loss or compromise of the Disclosing Party's Confidential Information.

13.6.Return or Destruction of Confidential Information. Upon the expiration or earlier termination of this Agreement or a written request by the Disclosing Party, whichever occurs first (1st), the Receiving Party shall (a) destroy all tangible embodiments of Confidential Information of the Disclosing Party, including any and all copies thereof, and those portions of any documents, memoranda, notes, studies and analyses prepared by the Receiving Party or its Recipients that contain, incorporate or are derived from such Confidential Information and provide written certification of such destruction to the Disclosing Party in a form reasonably acceptable to the Disclosing Party; provided that the legal department of the Receiving Party shall have the right to retain one (1) copy of any such tangible embodiments for archival purposes, and (b) promptly cease, and shall cause its Recipients to cease, use of such Confidential Information as well as any information or materials that contain, incorporate or are derived from such Confidential Information.

13.7.Remedies. Each Party acknowledges that the failure by the Receiving Party or any of its Recipients to comply with any of the provisions of this Article XIII will result in irreparable injury and continuing damage to the Disclosing Party for which there will be no adequate remedy at law and that, in the event of a failure of the Receiving Party or any such Recipient so to comply, the Disclosing Party shall be entitled to such preliminary and permanent injunctive relief as may be necessary to ensure compliance with all the provisions of this Article XIII without having to prove actual damages or to post a bond. The Disclosing Party shall also be entitled to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Disclosing Party may be entitled in law or equity.

13.8.Press Release. Except as otherwise provided herein, each Party shall maintain the confidentiality of all provisions of this Agreement and this Agreement itself and, without the prior written consent of the other Party, neither Party shall make any press release or other public announcement of or otherwise disclose to any Third Party this Agreement or any of its provisions or the transactions contemplated hereby or in the case of MDCO anything relating to the Product. Notwithstanding the foregoing, in the event that either Party is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body to disclose this Agreement, in whole or in part, such Party shall provide prior written notice thereof to the other Party and a reasonable opportunity for such other Party to review and comment on such required disclosure and propose that portions be subject to a request for confidential treatment thereof or a protective order therefor prior to making such disclosure and the Party required to make such disclosure shall use Commercially Reasonable Efforts to secure confidential treatment or any other applicable protection for the portions of the Agreement that the other Party suggested should be redacted.

ARTICLE XIV - TRADEMARKS AND OTHER RIGHTS

14.1.Product Trademarks.

(a)MDCO shall Promote the Product only under the Product Trademarks. For clarity, any incidental use of another Trademark in connection with the performance of the MDCO Agreement Activities (e.g., a Trademark that is not a Product Trademark on a Representative's business card, necktie, etc.) shall not be deemed to constitute a breach of this Section 14.1(a).

(b)AstraZeneca hereby grants MDCO a non-exclusive, royalty free license (without the right to grant sublicenses) to use the Product Trademarks and Product Copyrights solely for purposes of satisfying its obligations hereunder, which license shall terminate upon the expiration or earlier termination of this Agreement for any reason.

14.2.No Ownership or Rights in the Product Trademarks or Copyrights.

(a)Except as expressly set forth in Section 14.1, nothing in this Agreement shall give MDCO any rights, title or interest in and to the Product Copyrights, the Product Trademarks, or any other Trademarks that AstraZeneca, AstraZeneca PLC or their respective Affiliates, as the case may be, own, license or maintain. MDCO acknowledges and agrees that AstraZeneca PLC or its Affiliates, as the case may be, are (as between the Parties) the owners of all rights, title and interest in and to the Product Trademarks and the Product Copyrights, including any form or embodiment thereof, and the goodwill now and hereafter associated therewith.

(b)MDCO shall not, and shall not knowingly cause or assist another Person to, contest or dispute the validity of, the exclusive rights of AstraZeneca, AstraZeneca PLC or their respective Affiliates, as the case may be, in and to the Product Trademarks or the Product Copyrights, or any part thereof, or the registrations thereof. If MDCO at any time contests or disputes, or knowingly causes another Person to contest or dispute, the validity of the Product Trademarks or the Product Copyrights, AstraZeneca shall have the right to terminate this Agreement immediately on written notice to MDCO.

(c)MDCO acknowledges that all use of the Product Trademarks and the Product Copyrights by or on behalf of MDCO shall inure to the benefit of AstraZeneca, AstraZeneca PLC or their respective Affiliates, as the case may be. MDCO shall not be entitled to any compensation for any increase in the value of the Product Trademarks or the Product Copyrights or in the goodwill associated therewith.

14.3.Trademark and Copyright Maintenance. MDCO shall not undertake any action to register or renew any of the Product Trademarks or the Product Copyrights (or any derivative thereof) or to defend against or pursue an infringement claim based on or relating to any of the Product Trademarks or the Product Copyrights. If a registration or renewal of any of the Product Trademarks or the Product Copyrights (or any derivative thereof) is secured by MDCO, whether or not in its name, such registration or renewal, as the case may be, shall be effected solely for the benefit of AstraZeneca and AstraZeneca PLC. Upon termination of this Agreement or upon the earlier request of AstraZeneca, any such registrations or renewals (or any pending application therefor) shall either be assigned to AstraZeneca or AstraZeneca PLC, or surrendered by MDCO for cancellation, as AstraZeneca shall direct in writing. MDCO shall voluntarily file with the appropriate Agencies any statement required in connection with such assignment, surrender or cancellation.

14.4.Trademark or Copyright Infringement. MDCO shall use its Commercially Reasonable Efforts to promptly advise AstraZeneca of all cases of actual or potential infringement of the Product Trademarks or Product Copyrights that come to MDCO's attention in connection with performing the MDCO Agreement Activities in the Territory and shall render, at AstraZeneca's expense, such assistance reasonably requested in writing in connection with any action taken by AstraZeneca. AstraZeneca shall have sole control of such action and shall have the right to retain any and all proceeds therefrom.

14.5.Other Rights.

(a)As between the Parties, AstraZeneca shall own all rights, title and interest in and to (i) the Product, (ii) the Product Know-how, including any and all Product Know-how developed by either Party in the course of performing its obligations under this Agreement or Product Know-how jointly developed by the Parties, and (iii) any Other Know-how developed by AstraZeneca in the course of performing its obligations under this Agreement.

(b)As between the Parties, MDCO shall own all rights, title and interest in and to any Other Know-how developed by MDCO in the course of performing its obligations under this Agreement.

(c)As between the Parties, and notwithstanding the generality of the foregoing, MDCO shall own all rights, title and interest in and to any MDCO Promotion Know-how.

ARTICLE XV- WARRANTIES; INDEMNITIES; INSURANCE

15.1.Representations, Warranties and Covenants.

(a)Each Party represents and warrants to the other Party as of the Effective Date as follows: (i) it is a duly organized and validly existing corporation or limited partnership under the laws of its jurisdiction of incorporation or formation; (ii) it has full corporate or partnership power and authority and has taken all corporate or partnership action necessary to enter into and perform this Agreement; (iii) the execution and delivery of this Agreement and the performance of its obligations hereunder do not (A) violate, conflict with, or constitute a default or require any consent under its charter or similar organization document, its by-laws or partnership agreement, or the terms or provisions of any material agreement or other instrument to which it is a party or by which it is bound, or any order, award, judgment or decree to which it is a party or by which it is bound, or (B) require the consent of, or notice to, any Person or the authorization of (by notice or otherwise) any Agency; and (iv) this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with the terms and conditions hereof, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in a proceeding at law or equity. Each Party covenants to the other Party that it will not enter into any material agreement or other instrument that would conflict with its obligations under this Agreement.

(b)Each Party represents and warrants to the other Party that it has not been debarred and is not subject to debarment and that it shall not use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the Act or who is the subject of a conviction described in such section. Each Party shall notify the other Party in writing promptly if it (or, in MDCO's case, any member of the Sales Force) is debarred or is the subject of a conviction described in Section 306 of the Act, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or, to the best of such Party's knowledge, is threatened, relating to the debarment or conviction of such Party (or, in MDCO's case, any member of the Sales Force).

(c)AstraZeneca represents, warrants and covenants to MDCO that (i) the NBRx Target with respect to each Period, shall be equal to, or less than, the target number of New to Brand Rxs for the Territory established by AstraZeneca for use in determining incentive compensation for AstraZeneca's Brilinta brand team for such Period and (ii) if and to the extent that AstraZeneca decreases such target number of New to Brand Rxs from the number provided by AstraZeneca to MDCO pursuant to Section 7.2, AstraZeneca shall promptly notify MDCO in writing.

(d)AstraZeneca shall, at its sole cost and expense, have the sole responsibility for the manufacture and supply of the Product in the Territory. AstraZeneca shall use Commercially Reasonable Efforts to manufacture or have manufactured and to supply or have supplied the quantities of the Product required to meet market demand in the Territory during the Term.

15.2.Indemnification by AstraZeneca. Subject to the procedures set forth in Section 15.4, AstraZeneca shall indemnify MDCO, its Affiliates and its and their respective directors, officers, employees and agents (the “MDCO Indemnitees”), and defend and save each of them harmless, from and against any and all claims, lawsuits, losses, damages, liabilities, penalties, costs and expenses (including reasonable attorneys' fees and disbursements) (collectively, “Losses”) incurred by any of them in connection with, arising from or occurring as a result of (a) any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) in connection with, arising from or occurring as a result of (i) the breach by AstraZeneca of any of its obligations under this Agreement, including any violation of Applicable Law by AstraZeneca, (ii) the breach or inaccuracy of any representation or warranty made by AstraZeneca in this Agreement, (iii) the negligence or intentional misconduct of any AstraZeneca Indemnitees in connection with the performance of AstraZeneca's obligations under this Agreement, (iv) the use by MDCO of the Promotional Materials in accordance with the terms of this Agreement, (v) any actual or alleged infringement or misappropriation of any Third Party intellectual property arising from the Promotion of the Product in the Territory by MDCO in accordance with this Agreement, (vi) any agreement between AstraZeneca and any Third Party, or (vii) the manufacture, packaging, distribution, sale, recall, or use of the Product, including any death, personal injury or other product liability arising out of or related to the Product, or (b) the enforcement by MDCO of its rights under this Section 15.2, in each case except for those Losses for which MDCO has an obligation to indemnify AstraZeneca pursuant to Section 15.3, as to which Losses each Party shall indemnify the other to the extent of its respective liability for such Losses.

15.3.Indemnification by MDCO. Subject to the procedures set forth in Section 15.4, MDCO shall indemnify AstraZeneca, its Affiliates and its and their respective directors, officers, employees and agents (the “AstraZeneca Indemnitees”), and defend and save each of them harmless, from and against any and all Losses incurred by any of them in connection with, arising from or occurring as a result of (a) any and all Third Party Claims in connection with, arising from or occurring as a result of (i) the breach by MDCO of any of its obligations under this Agreement, including any violation of Applicable Law by MDCO, (ii) the breach or inaccuracy of any representation or warranty made by MDCO in this Agreement, (iii) any claim or assertion that any Representative or other Person who is employed by MDCO is an employee of AstraZeneca, (iv) any agreement between MDCO and any Third Party, or (v) the negligence or intentional misconduct of any MDCO Indemnitees in connection with the performance of MDCO's obligations under this Agreement, or (b) the enforcement by AstraZeneca of its rights under this Section 15.3, in each case except for those Losses for which AstraZeneca has an obligation to indemnify MDCO pursuant to Section 15.2, as to which Losses each Party shall indemnify the other to the extent of its respective liability for such Losses.

15.4.Indemnification Procedure.

(a)Notice of Claim. All indemnification claims in respect of an AstraZeneca Indemnitee or a MDCO Indemnitee shall be made solely by AstraZeneca or MDCO, as applicable (each of AstraZeneca or MDCO in such capacity, the “Indemnified Party”). The Indemnified Party shall give the Party from whom indemnity is being sought (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any claim of Loss or discovery of facts upon which such Indemnified Party intends to base a request for indemnification under Section 15.2 or Section 15.3, but in no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice shall contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses.

(b)Third Party Claims. The obligations of an Indemnifying Party under this Article XV with respect to Losses arising from a Third Party Claim (which, for purposes of indemnification claims under Section 15.3(a)(iii), shall include employees of MDCO) that are subject to indemnification as provided for in Section 15.2 or 15.3 shall be governed by and be contingent upon the following terms and conditions:
(i)Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within fourteen (14) days after the Indemnifying Party's receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any MDCO Indemnitee or AstraZeneca Indemnitee, as applicable, in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any claim for indemnification by any MDCO Indemnitee or

AstraZeneca Indemnitee, as applicable. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of such Third Party Claim any legal counsel selected by the Indemnifying Party, which shall be reasonably acceptable to the Indemnified Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, to the extent legally permissible, the Indemnified Party shall promptly deliver to the Indemnifying Party all original notices and documents (including court papers) received by any MDCO Indemnitee or AstraZeneca Indemnitee, as applicable, in connection with the Third Party Claim. Subject to clause (ii) below, if the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless a MDCO Indemnitee or AstraZeneca Indemnitee, as applicable, from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys' fees and costs of suit) and any Losses incurred by the Indemnifying Party in its defense of the Third Party Claim with respect to such MDCO Indemnitee or AstraZeneca Indemnitee, as applicable.

(ii)Right to Participate in Defense. Without limiting Section 15.4(b)(i), any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party's own expense unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (B) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 15.4(b)(i) (in which case the Indemnified Party shall control the defense) or (C) the interests of the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles.

(iii)Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnified Party's or any AstraZeneca Indemnitee's or MDCO Indemnitee's, as applicable, becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the MDCO Indemnitee or AstraZeneca Indemnitee, as applicable, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 15.4(b)(i), the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not be liable for any settlement or other disposition of a Loss by an Indemnified Party or any AstraZeneca Indemnitee or MDCO Indemnitee, as applicable, that is reached without the written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party nor any AstraZeneca Indemnitee or MDCO Indemnitee, as applicable, shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(iv)Cooperation. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party and each AstraZeneca Indemnitee or MDCO Indemnitee, as applicable, shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the MDCO Indemnitee or AstraZeneca Indemnitee, as applicable, of, records and information that are reasonably relevant to such Third Party Claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

(v)Expenses. Notwithstanding Section 4.16, except as provided above in this Section 15, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a Contract Quarter basis in arrears by the Indemnifying Party, without prejudice to the Indemnifying Party's right to contest the MDCO Indemnitee's or AstraZeneca Indemnitee's, as applicable, right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the MDCO Indemnitee or AstraZeneca Indemnitee, as applicable.

15.5.Limitation on Damages. EXCEPT WITH RESPECT TO GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, MDCO'S MAXIMUM LIABILITY TO ASTRAZENECA UNDER THIS AGREEMENT SHALL NOT EXCEED TWENTY MILLION DOLLARS ($20,000,000).

15.6.Limitation on Liability. EXCEPT WITH RESPECT TO GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT. NOTHING IN THIS SECTION 15.6 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY PURSUANT TO SECTION 15.2 OR 15.3 WITH RESPECT TO THIRD PARTY CLAIMS.

15.7.Insurance. Each Party shall at all times maintain insurance policies or self-insurance in such amounts and with such scope of coverage as are normal and customary in the pharmaceutical industry for a Person of comparable size and engaged in activities comparable to the activities in which such Party engages hereunder. If requested by the other Party, the insured Party shall furnish a Certificate of Insurance or other reasonable proof of coverage (which may be a certificate or other evidence issued by a Party under a program of self-insurance) evidencing the requisite coverage required under this Section 15.7 during the Term.

ARTICLE XVI - TERM AND TERMINATION

16.1.Term. The initial term of this Agreement shall commence on the Effective Date and conclude on June 30, 2016 (“Initial Term”) unless earlier terminated pursuant to this Article XVI. The Initial Term may be extended for successive twelve- (12-) consecutive month periods (each, a “Renewal Term”) (unless earlier terminated pursuant to this Article XVI) only if the Parties agree in writing not less than ninety (90) days prior to the end of the Initial Term or the then-current Renewal Term.

16.2.Termination. This Agreement may be terminated as follows:

(a)By either Party:

(i)in the event of a material breach of this Agreement by the other Party (other than those breaches and events described in Sections 12.6, 16.2(b), 16.2(c) or 16.2(d), which shall be governed exclusively by Sections 12.6, 16.2(b), 16.2(c) or 16.2(d)), which breach remains uncured forty five (45) days after written notice is given to the breaching Party specifying in reasonable detail the nature of the breach, requiring the breaching Party to cure such breach and stating its intention if such breach is not cured to terminate this Agreement;

(ii)immediately on written notice if the other Party shall file in any court or Agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the other Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors; or

(iii)on ten (10) days' prior written notice, if (A) AstraZeneca publicly announces the cessation of marketing and Promotion of the Product in the Territory, (B) the FDA materially or negatively limits the approved indications for which Product is approved as of the Effective Date such that AstraZeneca determines in good faith that the commercialization of the Product would no longer be commercially feasible or (C) there is an imposition of restrictive federal or state price controls such that an obvious and substantial loss of sales for the Product would reasonably be expected to result.

(b)By AstraZeneca, upon three (3) days' prior written notice to MDCO, specifying in reasonable detail the reasons for the termination, if:

(i)MDCO has failed to ensure material compliance by the Sales Force with Applicable Law or the MDCO Policies, which failures to comply are not promptly rectified, as evidenced by a pattern of failures by the Sales Force or any member thereof to so comply;

(ii)MDCO fails to report to AstraZeneca within three (3) business days of when MDCO learns of any material violation by any Representative; or

(iii)MDCO does not adequately investigate, or take appropriate remedial or disciplinary actions as a result of investigation, into any alleged material violation(s) of Applicable Law.

(c)By AstraZeneca pursuant to Section 4.8(e), 12.6 or 14.2(b).

(d)By MDCO pursuant to Section 12.6.

(e)Not later than five (5) days following the earlier of (i) the effective date of a Change of Control and (ii) the public announcement by or on behalf of MDCO of the entry by MDCO into a definitive agreement providing for a Change of Control (such earlier date, the “Change of Control Date”), MDCO shall provide written notice to AstraZeneca of such transaction, and either Party may terminate this Agreement on written notice to the other Party given at any time during the period commencing on the Change of Control Date and ending on the sixtieth (60th) day after the effective date of such Change of Control; provided, however, that, in order to ensure an orderly transition, such termination shall be effective ninety (90) days following the date of such notice of termination.

(f)At any time following the launch of a Generic Version in the Territory during the Term, either Party may terminate this Agreement upon sixty (60) days' prior written notice to the other Party; provided that, if during such sixty (60)-day notice period (the “Initial Generic Period”) unit sales of all Generic Versions in the Territory are less than [**] percent ([**]%) of the combined aggregate amount of unit sales in the Territory of the Product and all Generic Versions, this Agreement shall not terminate and such notice of termination automatically shall be deemed rescinded. For purposes of this Section 16.2(f) and Section 16.2(g), “Generic Version” means any product sold, offered for sale or distributed under an abbreviated new drug application pursuant to 21 U.S.C. § 355(j) or an application pursuant to 21 U.S.C. § 355(b)(2) that refers to any form or dosage strength of the Product as the reference-listed drug.

(g)If a Party provides notice of termination pursuant to Section 16.2(f) but this Agreement is not terminated pursuant to the proviso in the first sentence of Section 16.2(f), either Party may terminate this Agreement upon ten (10) days' prior written notice to the other Party if, during any Contract Quarter following the Initial Generic Period, unit sales of all Generic Versions in the Territory are equal to or greater than [**] percent ([**]%) of the combined aggregate amount of unit sales in the Territory of the Product and all Generic Versions during such Contract Quarter.

(h)If New to Brand Rxs for Period 4 are less than the NBRx Target for Period 4, AstraZeneca may terminate this Agreement immediately on written notice to MDCO; provided that such notice, if given, must be given not later than ten (10) days after the delivery to MDCO pursuant to Section 4.11(b) of the New to Brand Rxs for the Territory for the last Contract Quarter of Period 4.

(i)If New to Brand Rxs for Period 4 are equal to or greater than the NBRx Target for Period 4, MDCO may terminate this Agreement immediately on notice to AstraZeneca; provided that such notice, if given, must be given not later than ten (10) days after the delivery to MDCO pursuant to Section 4.11(b) of the New to Brand Rxs for the Territory for the last Contract Quarter of Period 4.

(j)In Period 6, either Party may terminate this Agreement effective June 30, 2015 upon notice to the other Party; provided that such notice, if given, must be given not later than April 30, 2015.
(k)Not later than five (5) days following the earlier of (i) the effective date of a transfer by AstraZeneca of its rights to the Product in the Territory to any Competitor (other than any Affiliate of AstraZeneca) and (ii) the public announcement by or on behalf of AstraZeneca of the entry by AstraZeneca into a definitive agreement providing for the transfer by AstraZeneca of its rights to the Product in the Territory to any Competitor (other than any Affiliate of AstraZeneca) (such earlier date, the “Rights Transfer Date”), AstraZeneca shall provide written notice to MDCO of such transaction, and MDCO may terminate this Agreement immediately on written notice to AstraZeneca given at any time during the period commencing on the Rights Transfer Date and ending on the sixtieth (60th) day after the effective date of such transfer by AstraZeneca of its rights to the Product in the Territory to any Competitor (other than any Affiliate of AstraZeneca).

16.3.Effect of Expiration or Termination.

(a)Upon the effective date of expiration or termination of this Agreement, the license granted by AstraZeneca to MDCO under Section 14.1(b) shall terminate and MDCO shall promptly cease all performance of the MDCO Agreement Activities and promptly discontinue the use of any Product

Trademarks.

(b)If this Agreement is terminated for any reason other than by AstraZeneca pursuant to Section 16.2(a)(i), Section 16.2(a)(ii), Section 16.2(b) or Section 16.2(c) and the effective date of termination is not the last day of a Contract Quarter, then (i) with respect to any termination that is effective in any Period other than Period 1, (A) the Contract Quarter Detail Fee with respect to the last Contract Quarter of the Term shall be an amount equal to (1) three million seven hundred fifteen thousand dollars ($3,750,000), multiplied by (2) a fraction, the numerator of which is the number of days from and including the first day of such Contract Quarter through but excluding the effective date of termination, and the denominator of which is ninety-one (91) and (B) AstraZeneca shall not be obligated to pay MDCO any consideration pursuant to Section 7.2 with respect to the Period in which such Contract Quarter occurs and (ii) with respect to any termination that is effective in Period 1, the Contract Quarter Detail Fee with respect to Period 1 shall be an amount equal to (A) two million five hundred thousand dollars ($2,500,000), multiplied by (B) a fraction, the numerator of which is the number of days from and including the first day of Period 1 through but excluding the effective date of termination, and the denominator of which is sixty-one (61).

(c)If (i) AstraZeneca terminates this Agreement pursuant to Section 16.2(j), and (ii) New to Brand Rxs for Period 6 are equal to or greater than the NBRx Target for Period 6, the Parties acknowledge and agree that such a termination will cause MDCO to suffer damages in an amount that is uncertain, not readily ascertainable and incapable of accurate calculation resulting from (A) the efforts and resources expended by MDCO in performance and contemplation of future performance under this Agreement and (B) MDCO's forgoing other commercial opportunities because of this Agreement. On this basis, the Parties further acknowledge and agree that in the event of such a termination, if and only if New to Brand Rxs for the Period 6 are equal to or greater than the NBRx Target for Period 6 AstraZeneca shall pay to MDCO an amount equal to five million dollars ($5,000,000) (the “Fourth Year Termination Fee”). The Parties acknowledge that the Fourth Year Termination Fee has been agreed upon, after negotiation, as a reasonable estimate of an amount to compensate MDCO for the efforts and resources expended and opportunities foregone by MDCO. The Fourth Year Termination Fee shall be MDCO's sole and exclusive remedy in respect of a termination by AstraZeneca pursuant to Section 16.2(j) if New to Brand Rxs for Period 6 are equal to or greater than the NBRx Target for Period 6, and the Fourth Year Termination Fee is, therefore, not a penalty but rather constitutes liquidated damages in a reasonable amount that will compensate MDCO for the efforts and resources expended and opportunities foregone by MDCO. For clarity, AstraZeneca's termination of this Agreement pursuant to Section 16.2(j) shall not constitute a breach of this Agreement, and AstraZeneca shall have no obligation to pay the Fourth Year Termination Fee if New to Brand Rxs for Period 6 are less than the NBRx Target for Period 6.

(d)Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit any remedies that may otherwise be available in law or equity.

16.4.Accrued Rights; Surviving Obligations.

(a)Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration (including any amounts payable by AstraZeneca in accordance with the terms hereof with respect to periods prior to such termination or expiration). Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

(b)Articles VI,  XI, XIII and XVII and Sections 3.2, 4.5(f), 4.7(d), 4.8(c), 4.8(d) (for material violations occurring during the Detailing Term), 4.10 (until MDCO has fulfilled its reporting obligations with respect to the Detailing Term), 4.11 (until AstraZeneca has fulfilled its reporting obligations with respect to the Detailing Term), 7.3, 9.1 (with respect to MDCO's obligation to report to AstraZeneca; provided, that Section 9.1 shall only survive for sixty (60) days after the effective date of expiration or termination of this Agreement), 10.1, 14.2, 14.5, 15.2, 15.3, 15.4, 15.5, 15.6, 16.3, 16.4 and 16.5 of this Agreement shall survive expiration or termination of this Agreement for any reason.

16.5.Return of All Materials. Upon the expiration or earlier termination of this Agreement, MDCO shall, at AstraZeneca's election and expense, promptly (a) return to AstraZeneca or (b) destroy and certify to AstraZeneca such destruction, all Promotional Materials and training materials for the Product that AstraZeneca provided to MDCO pursuant to this Agreement and in the possession of, or under the control of, MDCO.

ARTICLE XVII - MISCELLANEOUS

17.1.Dispute Resolution; Governing Law; Jurisdiction, Venue and Service.

(a)In the event of any dispute arising out of this Agreement or the activities contemplated herein, the Parties, prior to instituting any lawsuit, shall work collaboratively and in good faith to resolve such dispute. Specifically, prior to instituting any lawsuit, any dispute shall be referred, in the case of AstraZeneca, to Vice President, Sales & Marketing Growth (or such other equivalent person as AstraZeneca may designate upon written notice to MDCO) and, in the case of MDCO, to the Vice President of Global Chest Pain Pathway (the “Initial Executives”). If the Initial Executives are unable to resolve such dispute within sixty (60) days following their initial discussion of the dispute, such dispute shall be referred to, in the case of AstraZeneca, to the Chief Operating Officer for the United States (or such other equivalent person as AstraZeneca may designate upon written notice to MDCO) and, in the case of MDCO, to an officer at least at the level of Senior Vice President (collectively, the “Senior Executives”). If the Senior Executives are unable to resolve such dispute within thirty (30) days following their initial discussion of the dispute, either Party shall be free to institute litigation in accordance with clause (c) below and seek such remedies as may be available. Notwithstanding anything in this Agreement to the contrary, each Party shall be entitled to institute litigation in accordance with clause (c) below immediately if litigation is necessary to prevent irreparable harm to that Party and to exercise its rights under Section 13.7.

(b)The interpretation and construction of this Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(c)The Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware for any action, suit or proceeding (other than appeals therefrom) concerning this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial.

(d)The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) concerning this Agreement in the courts of the State of Delaware and the United States District Court for the District of

Delaware and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(e)Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 17.4 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

17.2.Force Majeure. Except with respect to AstraZeneca's payment obligations under this Agreement, no liability shall result from delay in performance or non-performance, in whole or in part, by either of the Parties to the extent that such delay or non-performance is caused by an event of Force Majeure. “Force Majeure” means an event that is beyond a non-performing Party's reasonable control, including an act of God, act of the other Party, strike, lock-out or other industrial/labor dispute, war, acts of war (whether war to be declared or not) riot, civil commotion, terrorist act, malicious damage, epidemic, quarantine, fire, flood, storm, natural disaster or compliance with any law or government order, rule, regulation or direction, whether or not it is later held to be invalid. The non-performing Party shall promptly after the occurrence of the Force Majeure event give written notice to the other Party stating the nature of the Force Majeure event, its anticipated duration and any action being taken to avoid or minimize its effect. Any suspension of performance shall be of no greater scope and of no longer duration than is reasonably required and the non-performing Party shall use Commercially Reasonable Efforts to remedy its inability to perform; provided, however, if the suspension of performance continues for sixty (60) days after the date of the occurrence, and such failure to perform would constitute a material breach of this Agreement in the absence of such event of Force Majeure, the Parties shall meet and discuss in good faith any amendments to this Agreement to permit the other Party to exercise its rights under the Agreement.

17.3.Waiver and Non-Exclusion of Remedies. A Party's failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy, does not constitute a waiver of such provision, right or remedy, or prevent such Party thereafter from enforcing any or all provisions of this Agreement and exercising any or all other rights and remedies. To be effective any waiver must be in writing. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

17.4.Notices. Unless otherwise expressly provided for herein, all Notices shall be in writing, shall refer specifically to this Agreement and shall be hand delivered or sent by internationally recognized overnight delivery service, costs prepaid, or by facsimile, to the respective addresses specified below (or to such other address as may be specified by Notice to the other Party):

If to AstraZeneca, to:	AstraZeneca LP 1800 Concord Pike Wilmington, Delaware 19803 Attention: Vice President, Sales & Marketing Growth Facsimile No.: [**]
With a copy to:	AstraZeneca LP 1800 Concord Pike Wilmington, Delaware 19803 Attention: U.S. General Counsel Facsimile No.: [**]
If to MDCO, to:	The Medicines Company 8 Sylvan Way Parsippany, NJ 07054 Attention: Chief Executive Officer Facsimile No.: 862-207-6064
With a copy to:	The Medicines Company 8 Sylvan Way Parsippany, NJ 07054 Attention: General Counsel Facsimile No.: 862-207-6062

Any Notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. The effective date of any Notice shall be: (a) the date of the addressee's receipt, if delivered by hand or internationally recognized overnight delivery service that maintains records of delivery; or (b) the date of receipt if received by 5:00 p.m. local time on a business day or, if not, the first (1st) business day after receipt, if sent by facsimile. It is understood and agreed that this Section 17.4 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.
17.5.Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, with respect to the subject matter hereof, including that certain Reciprocal Confidentiality Agreement between the Parties dated as of December 6, 2011. Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set forth herein. No amendment, modification, release or discharge of this Agreement shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

17.6.Successors and Assigns. Neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose of its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other Party, except that (a)

either Party shall always have the right, without such consent, to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates, (b) either Party shall have the right, but subject to Section 16.2(e) in the case of MDCO, to assign this Agreement without the consent of the other Party to a successor by way of merger, reorganization, change of control or sale of all or substantially all of its assets, and (c) AstraZeneca shall have the right, but subject to Section 16.2(k), to assign this Agreement without the consent of MDCO to any Person to which it transfers rights to the Product in the Territory. Any permitted assignee of all of a Party's rights under this Agreement that has also assumed all of such Party's obligations hereunder in writing shall, upon any such succession or assignment and assumption, be deemed to be a Party to this Agreement as though named herein; provided, however, with respect to an assignment to an Affiliate, such assigning Party shall remain responsible for the performance by such Affiliate of the rights and obligations hereunder. All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party, provided that such Party, if it survives, shall remain jointly and severally liable for the performance of such delegated obligations under this Agreement. Any attempted assignment or delegation in violation of this Section 17.6 shall be void. Notwithstanding any other provision of this Section 17.6, the terms of this Agreement may be varied, amended or modified or this Agreement may be suspended, cancelled or terminated without the consent of any assignee or delegate that is not deemed pursuant to the provisions of this Section 17.6 to have become a Party to this Agreement.

17.7.Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. An executed signature page of this Agreement delivered by facsimile transmission or by electronic mail in “portable document format” (“.pdf”) shall be as effective as an original executed signature page.

17.8.Severability; Blue Pencil. To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then such provision will be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by Applicable Law and if the rights or obligations of either Party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect and the Parties will use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties. Notwithstanding the generality of the foregoing, the Parties agree that the covenant incorporated into this Agreement as Section 11.3 is a reasonable covenant under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenant is not reasonable in any respect, such court shall have the right, power and authority to exercise or modify such provision or provisions of the covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended.

17.9.Expenses. Each of the Parties shall pay the fees and expenses of its counsel and other experts and all other expenses incident to its negotiation, preparation, execution, and delivery of this Agreement.

17.10.Further Assurances. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

17.11.Construction. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

17.12.No Joint Venture. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties or, except as otherwise expressly provided herein, as granting to either Party the authority to bind or contract any obligation in the name of or on the account of the other Party, or to make any statements, representations, guarantees or warranties on behalf of the other Party. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party. The Parties agree that the rights and obligations under this Agreement are not intended to constitute a partnership or similar arrangement that will require separate reporting for tax purposes consistent with the intent reflected in the foregoing sentence and agree that they shall not file any reports, documents or other item relating to taxes or state or acknowledge to any tax authority that such relationship is a partnership or similar arrangement unless required by Applicable Law.

17.13.No Third Party Beneficiaries. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other Persons.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the date first above written.

AstraZeneca LP

By:	/s/ Marion McCourt
Name:	Marion McCourt
Title:	Chief Operating Officer US

[Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the date first above written.

The Medicines Company

By:	/s/ Brent V. Furse
Name:	Brent V. Furse
Title:	Senior Vice President - Chief Customer Officer

[Signature Page]

Exhibit A-1
AstraZeneca Anti-Bribery and Anti-Corruption Policy

1. AstraZeneca Global Policy - Anti-Bribery and Anti Corruption (Doc ID LDMS_001_00075531, Version 4.0)

Exhibit A-2
AstraZeneca External Interactions Policy

1. AstraZeneca Global Policy - External Interactions (Doc ID LDMS_001_00105795 Version 1.0)

Exhibit B
MDCO Anti-Bribery and Anti-Corruption Policy

1. See The Medicines Company Global Code of Conduct and Ethics available at
http://public.themedco.com/code-of-conduct

Exhibit C
MDCO Policies

1. Principles Governing Promotional Practices, Policy No. POL-OO-ENG-001, Version 2.1, Effective Date:  January 15, 2012.
2. Global Interactions with Healthcare Professionals and Organizations, Policy No. POL-00-GIST-002, Version 3.0, Effective Date: January 15, 2012.
3. MDCO Field Force Monitoring Program

Exhibit D
[Intentionally deleted.]

Exhibit E
Collaboration Product Development Plan

[**]

Exhibit F
Minimum Qualifications

[**]

Exhibit G
Existing Promotional Materials

Number	Item
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

Exhibit H
Sales Force Training Program
(see attached)

[**]

Exhibit I
Form of Compliance Certificate

Compliance Certificate

Reference is hereby made to that certain Global Collaboration Agreement, by and between THE MEDICINES COMPANY ( “MDCO”) and ASTRAZENECA LP (“AstraZeneca”), dated [April ___, 2012] (the “Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

Pursuant to Section 12.3 of the Agreement, the undersigned hereby certifies that [MDCO/AstraZeneca] (including its Respective Company Representatives[, and with respect to AstraZeneca, any Third Party engaged after the Effective Date by AstraZeneca pursuant to Section 3.1 of the Agreement, such Third Party, its Affiliates, and its and their respective officers, directors, employees, agents and representatives]) has complied with the representations, warranties and undertakings set forth in the Compliance Provisions (AB/AC) of the Agreement, including their obligations to not:
(a) take any action that will, or would reasonably be expected to, cause (i) the other Party or its Affiliates to be in violation of any Anti-Corruption Laws or Anti-Corruption Policies or (ii) the performance by the other Party or its Affiliates of their obligations under the Agreement to violate any Anti-Corruption Laws and Anti-Corruption Policies;
(b) directly or indirectly, pay, offer or promise to pay, or authorize the payment of any money, or give, offer or promise to give, or authorize the giving of anything else of value, to: (i) any Government Official in order to influence official action; (ii) any Person (whether or not a Government Official) (A) to influence such Person to act in breach of a duty of good faith, impartiality or trust (“acting improperly”), (B) to reward such Person for acting improperly, or (C) where such Person would be acting improperly by receiving the money or other thing of value; or (iii) any other Person while knowing or having reason to know that all or any portion of the money or other thing of value will be paid, offered, promised or given to, or will otherwise benefit, a Government Official in order to influence official action for or against either Party in connection with the matters that are the subject of the Agreement, or the performance of their respective obligations under the Agreement or to any Person to influence such Person to act improperly; or
(c) directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of the Anti-Corruption Laws or the Anti-Corruption Policies.
Certified and delivered as of [________, 20[__]].

[___________________________]

By:
Name:
Title:

Schedule 4.8(f)(1)

Form of Third Party Personnel Notification Letter

DATE:

By Federal Express

NAME COMPANY ADDRESS ADDRESS
CITY, STATE, ZIP

RE:    AstraZeneca Corporate Integrity Agreement

Dear     _:

On April 27, 2010, AstraZeneca Pharmaceuticals LP and AstraZeneca LP (“AstraZeneca”) entered into a five-year Corporate Integrity Agreement (CIA) with the U.S. Office of Inspector General of the Department of Health and Human Services.

Under Section III.B.2 of its CIA, AstraZeneca must send an annual letter to each entity employing “Third Party Personnel.” Section II.C.6 of the CIA defines Third Party Personnel as “personnel who perform Promotional Functions or Product Related Functions who are employees of entities with whom AstraZeneca or any AstraZeneca Affiliate has or may in the future (during the term of this CIA) enter into agreements to co-promote a Government Reimbursed Product in the United States and/or to co-develop a product that, if approved, may become a Government Reimbursed Product.”

We have identified [ ]as an entity employing Third Party Personnel, because it is a company with which AstraZeneca (or another AstraZeneca entity) has an agreement to co- promote, co-develop or jointly promote or develop a pharmaceutical product that either is currently marketed in the U.S. or may be marketed in the future if U.S. regulatory approval is granted. As required by our CIA, we are therefore sending you this letter, a required response form and the enclosed CD. The contents of the CD include:

·     A copy of the AstraZeneca Code of Conduct;
·     A description of AstraZeneca's U.S. Compliance Program; and
·     An outline of AstraZeneca's major obligations under its CIA, including definitions of
Promotional Functions or Product Related Functions.

Together, this letter and its enclosures reflect AstraZeneca's commitment to full compliance with all Federal healthcare program and FDA requirements in all its business operations, including the activities conducted under the agreement with your company.

Under Section III.B.2 of the CIA, AstraZeneca is also required to ask your company, as an entity employing Third Party Personnel, to either:

A. Make a copy of the AstraZeneca Code of Conduct and a description of AstraZeneca's U.S. Compliance Program available to your employees who perform Promotional Functions or Product Related Functions for co-promoted or co-developed products; or

B. Represent in writing to AstraZeneca that your company has and enforces a substantially comparable code of conduct and compliance program for your employees who perform Promotional Functions or Product Related Functions for co-promoted or co-developed products.

Please complete the enclosed response form and mail it back to my attention at the address below: [ ]
U.S. Compliance Officer AstraZeneca Pharmaceuticals LP P.O. Box 15437
1800 Concord Pike
Wilmington, DE 19850-5437

Please do not hesitate to contact me with any questions about this letter. My telephone number is [ ]. Thank you for your cooperation in fulfilling this important obligation. Sincerely,

[    ]
U.S. Compliance Officer

Enclosures

Schedule 4.8(f)(2)
Third Party Response Form

Section II.C.6 of the CIA defines Third Party Personnel as, “personnel who perform Promotional Functions or Product Related Functions who are employees of entities with whom AstraZeneca Pharmaceuticals, LP, AstraZeneca LP or their respective Affiliates (“AstraZeneca”) has or may in the future (during the term of this CIA) enter into agreements to co-promote a Government Reimbursed Product (as defined in the CIA) in the United States and/or to co- develop a product that, if approved, may become a Government Reimbursed Product.”

The term "Promotional Functions" includes: (a) the selling, detailing, marketing, advertising, promoting, or branding of Government Reimbursed Products; and (b) the preparation or external dissemination of promotional materials or information about, or the provision of promotional services relating to, Government Reimbursed Products, including those functions relating to any applicable review committees.

The term "Product Related Functions" includes: (a) the preparation or external dissemination of non- promotional materials (that are governed by Federal health care program and/or FDA requirements) about Government Reimbursed Products, including those functions relating to any applicable review committees and to AstraZeneca's Medical Affairs Department (Medical Affairs); (b) contracting with healthcare professionals (“HCPs”) in the United States to conduct clinical trials and post-marketing studies relating to Government Reimbursed Products; (c) authorship, publication, and disclosure of articles or study results relating to Government Reimbursed Products; and (d) activities related to the submission of information about Government Reimbursed Products in government-listed compendia (such as Drugdex or other compendia of information about Government Reimbursed Products).

AstraZeneca has requested the following confirmation from [______] by checking the appropriate box:

(Insert Company Name) will make a copy of the AstraZeneca Code of Conduct and a description of AZ's U.S. Compliance Program available to our employees who perform Promotional Functions or Product Related Functions for co- promoted or co-developed products.

Option A

OR

(Insert Company Name) has and enforces a substantially comparable code of conduct and compliance program for our employees who perform Promotional Functions or Product Related Functions for co-promoted or co-developed products.

Option B

Signature

Name and Title

Date

Please return the completed response form to:

[    ]
U.S. Compliance Officer AstraZeneca Pharmaceuticals LP P.O. Box 15437
1800 Concord Pike
Wilmington, DE 19850-5437